As filed with the Securities and Exchange Commission on March [ • ], 2006

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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UnionBanCal Corporation
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 26, 2006

To the Stockholders of UnionBanCal Corporation:

The annual meeting of the stockholders of UnionBanCal will be held on Wednesday, April 26, 2006 at 8:30 a.m. (local time) at the Mandarin Oriental Hotel, Library Room, 222 Sansome Street, San Francisco, California, to vote on the following matters:

1.                To elect 15 Directors;

2.                To approve the Amended and Restated 1997 UnionBanCal Corporation Performance Share Plan to enable awards under the Plan to qualify as deductible, performance-based compensation under Section 162(m) of the Internal Revenue Code;

3.                To approve the Union Bank of California Senior Executive Bonus Plan to enable bonuses paid under the Plan to qualify as deductible, performance-based compensation under Section 162(m) of the Internal Revenue Code;

4.                To ratify the selection of UnionBanCal’s independent registered public accounting firm, Deloitte & Touche LLP, for 2006; and

5.                To consider any other business properly brought before the meeting or any adjournment or postponement.

The close of business on March 3, 2006 is the record date for determining stockholders entitled to vote at the annual meeting. In accordance with Delaware law, for 10 days prior to the annual meeting, a list of those stockholders will be available for inspection during normal business hours in the Office of the Corporate Secretary of UnionBanCal Corporation, 400 California Street, San Francisco, CA 94104-1302. This list also will be available at the annual meeting.

You may vote through the Internet as well as by telephone or mail. Instructions regarding Internet and telephone voting are on the proxy card. If you elect to vote by mail, please complete, sign, date and return the proxy card in the accompanying postage-paid envelope. The proxy statement explains more about voting, including that your vote is confidential. We look forward to your participation.

By order of the Board of Directors,

John H. McGuckin, Jr.
Executive Vice President, General Counsel and Secretary

March 27, 2006

You may view UnionBanCal’s Proxy Statement and Annual Report to Stockholders on the Internet at www.uboc.com.

UnionBanCal Corporation
400 California Street
San Francisco, California 94104-1302
(415) 765-2969

PROXY STATEMENT

INTRODUCTION

The Board of Directors of UnionBanCal is soliciting proxies from its stockholders to be used at the annual meeting of stockholders on April 26, 2006. This proxy statement contains information related to the annual meeting.

You do not need to attend the annual meeting to vote your shares. Instead, you may vote your shares by telephone or through the Internet or you may complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided. Instructions for voting by telephone or through the Internet can be found on the proxy card.

On March 27, 2006, we began mailing this proxy statement and the accompanying proxy card to stockholders.

VOTING

Principal Stockholders

On March 3, 2006, the record date for the annual meeting, 143,701,304 shares of UnionBanCal common stock were outstanding. To our knowledge, the only stockholder owning more than 5 percent of UnionBanCal’s outstanding common stock on that date is shown in the following table:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
The Bank of Tokyo-Mitsubishi UFJ, Ltd., formerly known as The Bank of Tokyo-Mitsubishi, Ltd.	90,217,308	(1)	62.8%
7-1, Marunouchi 2-chome, Chiyoda-ku, Tokyo 100-8388, Japan

(1)          The Bank of Tokyo-Mitsubishi UFJ, Ltd. is a wholly-owned subsidiary of Mitsubishi UFJ Financial Group, Inc., formerly known as Mitsubishi Tokyo Financial Group, Inc. This information is based on a Schedule 13G/A filed by Mitsubishi UFJ Financial Group on February 14, 2006.

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., INTENDS TO VOTE ITS STOCK FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR, FOR THE APPROVAL OF THE AMENDED AND RESTATED 1997 UNIONBANCAL CORPORATION PERFORMANCE SHARE PLAN, FOR THE APPROVAL OF THE UNION BANK OF CALIFORNIA SENIOR EXECUTIVE BONUS PLAN, AND FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP AS UNIONBANCAL’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. THEREFORE, STOCKHOLDER APPROVAL OF THESE PROPOSALS IS ASSURED.

Who May Vote

Only record holders of UnionBanCal common stock at the close of business on March 3, 2006 may vote at the annual meeting.

You are entitled to one vote for each share of UnionBanCal common stock that you owned of record at the close of business on March 3, 2006. The accompanying proxy card indicates the number of shares you are entitled to vote at the annual meeting.

Voting Your Proxy

Whether or not you plan to attend the annual meeting, we urge you to vote your proxy promptly.

If you are a stockholder of record (that is, if you hold shares of UnionBanCal common stock in your own name), you may vote your shares by proxy using any of the following methods:

•                    telephoning the phone number listed on the proxy card;

•                    using the Internet site listed on the proxy card; or

•                    completing, signing, dating and returning the proxy card in the postage-paid envelope provided.

Delaware law permits stockholders to vote their shares by proxy through an electronic transmission authorized by the stockholder. The telephone and Internet voting procedures on the proxy card allow us to authenticate stockholders’ identities and permit stockholders to provide their voting instructions and confirm their instructions have been properly recorded. If you vote by telephone or through the Internet, you do not need to return your proxy card. The deadline to vote through the telephone and Internet is 1:00 a.m. (Central Time) on Monday, April 24, 2006.

If your shares of UnionBanCal common stock are held by a broker, bank or other nominee in “street name,” you will receive voting instructions (including instructions, if any, on how to vote by telephone or through the Internet) from the record holder that you must follow in order to have your shares voted at the annual meeting.

Whether you send your voting instructions by mail, telephone or Internet, your UnionBanCal common stock will be voted in accordance with those instructions. If you sign, date and return your proxy card without indicating how you want to vote your shares, the proxy holders will vote your shares as recommended by the Board of Directors FOR the election of all nominees for Director, FOR the approval of the Amended and Restated 1997 UnionBanCal Corporation Performance Share Plan, FOR the approval of the Union Bank of California Senior Executive Bonus Plan, and FOR the ratification of Deloitte & Touche LLP as UnionBanCal’s independent registered public accounting firm. If any other business is properly presented at the annual meeting, the proxy holders will have discretionary authority to vote in accordance with their judgment on those matters.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the annual meeting. To revoke your proxy, you may send a written notice of revocation to UnionBanCal Corporation, Office of the Corporate

Secretary, 400 California Street, San Francisco, California 94104-1302. You may also revoke your proxy by submitting another signed proxy with a later date, voting by telephone or through the Internet at a later date, or voting in person at the annual meeting.

Voting in Person

You may attend the annual meeting and vote your shares in person by obtaining and submitting a ballot that will be provided at the meeting. However, if your shares are held by a broker, bank or other nominee in street name, to be able to vote at the meeting you must obtain a proxy, executed in your favor, from the institution that holds your shares, indicating that you were the beneficial owner of the shares at the close of business on March 3, 2006, the record date for voting.

Your Vote is Confidential

All stockholder meeting proxies, ballots, and voting records that identify the vote of a particular stockholder shall be confidential and will be tabulated and certified by an independent tabulator, inspector of election or other independent parties. The vote of any stockholder will not be disclosed to any officer, Director or employee of UnionBanCal, except:

•       as necessary to meet legal requirements or to assist in the pursuit or defense of legal action;

•       if UnionBanCal concludes that a dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of any tabulation of such proxies, ballots or votes;

•       in the event of a proxy, consent or other solicitation in opposition to the voting recommendation of the Board of Directors (other than stockholder proposals included in UnionBanCal’s proxy statement); or

•       if the stockholder requests, or consents to disclosure of the stockholder’s vote or writes comments on the stockholder’s proxy card or ballot in such a way that the stockholder’s identity cannot be concealed.

Quorum and Broker Non-Votes

A quorum of stockholders is necessary to hold a valid meeting. A quorum will exist if a majority of the outstanding shares of UnionBanCal common stock is present in person or by proxy at the annual meeting. Shares present in person at the meeting which are not voted for a Director nominee or shares present by proxy where the stockholder has withheld authority to vote for a nominee will be counted in determining whether a quorum is present, but will not count toward the election of a nominee. Therefore, checking the box on the proxy card that withholds authority to vote for a nominee is the equivalent of abstaining. Abstentions are not counted for the purpose of electing Directors. In the absence of a specific statutory requirement, in all matters other than the election of Directors, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter is necessary for approval. Shares properly voted as “ABSTAIN” on a particular matter are considered as shares present at the meeting and entitled to vote on the matter and accordingly, will have the practical effect of having been voted against any such matter.

If you hold your UnionBanCal common stock through a nominee, generally the nominee may vote the UnionBanCal common stock that it holds for you only in accordance with your instructions. Brokers who are members of the National Association of Securities Dealers, Inc., may not vote shares held by them in nominee name unless they are permitted to do so under the rules of any national securities exchange to which they belong. Under New York Stock Exchange rules, a member broker that has sent proxy soliciting materials to a beneficial owner may vote on matters that the exchange has determined to be routine if the beneficial owner has not provided the broker with voting instructions within 10 days of the meeting. If a broker cannot vote on a particular matter because it is not routine, or it involves a stock option or other equity compensation plan and no instruction has been given by the beneficial owner to the broker, then there is a “broker non-vote” on that matter. Shares covered by a broker’s proxy which are broker non-votes on a particular matter count for quorum purposes, but are not counted as shares present and entitled to vote on any such matter. Since the proposal to approve the Amended and Restated 1997 UnionBanCal Corporation Performance Share Plan involves an equity compensation plan, brokers may not vote on the proposal to approve the Amended and Restated 1997 UnionBanCal Corporation Performance Share Plan without voting instructions from the beneficial owner. Therefore, broker non-votes on this proposal will count for quorum purposes, but will be excluded from the number of shares deemed present and entitled to vote on this proposal.

Vote Required for Approval of Proposals

Under Delaware law, Directors are elected by a plurality of all the votes cast, so the 15 nominees for Director receiving the greatest number of votes will be elected.

The affirmative vote of a majority of the shares represented and entitled to vote at the meeting is required to approve the Amended and Restated 1997 UnionBanCal Corporation Performance Share Plan and to approve the Union Bank of California Senior Executive Bonus Plan. The affirmative vote of a majority of the shares represented and entitled to vote at the meeting is required to ratify the selection of the independent registered public accounting firm.

The Inspector of Election appointed for the annual meeting will tabulate all votes cast in person or by proxy at the meeting.

Solicitation of Proxies

UnionBanCal will pay all costs of soliciting proxies. Our officers and employees may also solicit proxies either personally or by telephone, letter, or other form of communication.

THE BOARD OF DIRECTORS AND COMMITTEES

Corporate Governance

Our Board of Directors shares with our management a commitment to good corporate governance. The Board has developed a set of corporate governance guidelines to promote the effective functioning of Board activities and to promote a common set of expectations as to how the Board, its Committees, individual Directors and management should perform their functions. These guidelines are designed with our current business operations, ownership, capital structure and economic conditions in mind and will continue to evolve with changing circumstances.

UnionBanCal has adopted a code of ethics and conduct, entitled the Business Standards for Ethical Conduct, which is applicable to all officers and employees. UnionBanCal has also adopted a Code of Ethics for senior financial officers and a Code of Ethics applicable to its Directors. These codes are subject to an annual certification process to review compliance.

The Corporate Governance Guidelines, Codes of Ethics, Business Standards for Ethical Conduct and charters for UnionBanCal’s Board Committees, including the Audit, Corporate Governance and Executive Compensation & Benefits Committees, are posted on UnionBanCal’s website, www.uboc.com, or are available, without charge, upon the written request of any stockholder directed to the Secretary of UnionBanCal Corporation, 400 California Street, San Francisco, California 94104-1302. We intend to disclose promptly any amendment to, or waiver from any provision of, the Code of Ethics applicable to senior financial officers, and any waiver from any provision of the Code of Ethics applicable to Directors or the Business Standards for Ethical Conduct applicable to executive officers, on our website.

Communicating with the Board of Directors

The Board of Directors encourages interested parties to make their concerns known to the independent Directors. The Board has designated Richard D. Farman, the Lead Director, to receive communications from interested parties, including employees, stockholders and investors, addressed to him and to the independent Directors as a group. Such communications should be in writing in care of the Office of the Corporate Secretary, 400 California Street, 16th Floor, San Francisco, California 94104-1302. All such written communications must contain the name and address of the interested party and indicate if the writer is a stockholder of UnionBanCal. All such communications will be delivered directly to the Lead Director, who will determine what action is appropriate. The procedures relating to communications with the Lead Director or the independent Directors, as a group, are posted on UnionBanCal’s website, www.uboc.com.

Meetings of the Board

Our Board of Directors has designated Mr. Farman, the Lead Director, to preside over executive sessions of the non-management Directors. If Mr. Farman is absent, the non-management Directors designate one of the non-management Directors present to preside at the executive session.

The Board of Directors has determined that a majority of the Board nominees to be elected are independent under the rules of the New York Stock Exchange. The Board of Directors met nine times in 2005. The non-management Directors held seven executive sessions at which the Lead Director, Mr. Farman, presided, in 2005. In two cases, the non-management Directors met without management, and one executive session included only the independent Directors. During 2005, all incumbent Directors attended at least 75% of the aggregate number of board meetings and meetings of committees of which they were members, except Mr. Miki.

UnionBanCal has a policy to encourage strongly Board members to attend annual meetings of the stockholders. Thirteen out of fifteen Directors attended the 2005 Annual Meeting of Stockholders.

Committees of the Board

The Board has established committees, including committees with audit, compensation and corporate governance responsibilities, that also met in 2005. Each committee acts under a written charter and reports regularly to the Board of Directors.

Audit Committee

The Audit Committee oversees relevant accounting, risk assessment, risk management and regulatory matters.  The Committee meets with UnionBanCal’s general auditor and its independent registered public accounting firm to review the scope of their work as well as to review quarterly and annual financial statements and regulatory and public disclosures with the officers in charge of financial reporting, legal, control and disclosure functions. After reviewing the independent registered public accounting firm’s qualifications, partner rotation and independence, the Audit Committee also makes an annual selection of an independent registered public accounting firm subject to ratification by the stockholders. In addition, the Audit Committee reviews reports of examination conducted by regulatory agencies and follows up with appropriate management so that recommendations and corrective action may be implemented.

The Audit Committee has the authority to select, retain, terminate and approve the fees and other retention terms of special counsel or other experts or consultants as it deems appropriate and necessary to perform its duties. The Audit Committee’s Report is set forth below in this proxy statement. At December 31, 2005, Directors serving on the Audit Committee, all of whom were independent, were: L. Dale Crandall (Chair), David R. Andrews, Michael J. Gillfillan, Mary S. Metz and Dean A. Yoost. Mr. Crandall has been designated the “audit committee financial expert.”

Under the Audit Committee Charter, no member of the Audit Committee may serve on the audit committees of more than three public companies without prior approval by the Board. Mr. Crandall serves on the audit committees of more than three public companies. The Board has determined that such simultaneous service does not impair Mr. Crandall’s ability to serve effectively on our Audit Committee.

The Audit Committee met 14 times in 2005. In addition to seven regularly scheduled meetings, the Committee held four meetings with management, the general auditor, outside legal counsel and the independent registered public accounting firm to discuss UnionBanCal’s quarterly and year end financial results prior to release of earnings, and three meetings to review with management UnionBanCal’s quarterly filings with the Securities and Exchange Commission.

The Audit Committee held regular discussions with management and the independent registered public accounting firm on significant issues regarding accounting principles, practices, judgments and any significant changes to UnionBanCal’s accounting principles, as well as any items required to be communicated by the independent registered public accounting firm in accordance with SAS 61. The Audit Committee regularly met, separately, in executive session with management, the internal auditors, the independent registered public accounting firm, the chief compliance officer and the general counsel.

In connection with the Audit Committee’s approval of the retention of Deloitte & Touche LLP, as UnionBanCal’s independent registered public accounting firm for 2006, subject to ratification by the stockholders, the Audit Committee discussed with the independent registered public accounting firm any relationships or services which may impact Deloitte & Touche LLP’s objectivity and independence and the plan for partner rotation. The Audit Committee also reviews, at least annually, reports from the independent registered public accounting firm regarding their internal control procedures. The Audit Committee has adopted a policy by which it must pre-approve all audit and non-audit services provided by Deloitte & Touche LLP to UnionBanCal or its subsidiaries and did so in 2005.

The Audit Committee oversees UnionBanCal’s compliance with state and federal laws and regulations, including the Sarbanes-Oxley Act, the rules and regulations of the Securities and Exchange Commission, the Federal Reserve Board and the Office of the Comptroller of the Currency as they apply to UnionBanCal, Union Bank of California, N.A., and their subsidiaries. The Committee receives regular reports from the chief compliance officer on the state of compliance, including compliance with the Bank Secrecy Act and anti-money laundering statutes. The Committee also reviews with management on a regular basis the internal processes used to prepare the Chief Executive Officer and Chief Financial Officer certifications of UnionBanCal’s reports to the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act.

The Committee also serves as the Bank Secrecy Act Compliance Committee. Beginning in May 2005, it met monthly with representatives of management, compliance and UnionBanCal’s outside consultants and legal counsel to oversee the compliance program of UnionBanCal and its subsidiaries relating to the Bank Secrecy Act and anti-money laundering controls and processes.

The Committee has established procedures for:  (1) receipt, retention and treatment of complaints received by UnionBanCal regarding accounting, internal accounting controls or auditing matters; and (2) confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters. The Committee’s procedures in this regard are posted on UnionBanCal’s website, www.uboc.com.

Corporate Governance Committee

The Corporate Governance Committee is the standing nominating committee responsible for identifying qualified candidates to serve on the Board of UnionBanCal and recommending Director nominees to be submitted to the stockholders for election at the annual meeting. The Committee also oversees the annual evaluation of the Board of Directors and its Committees and the annual review of UnionBanCal’s corporate governance guidelines. The Committee has the authority to select, retain, terminate and approve the fees and other retention terms of special counsel or other experts or consultants as it deems appropriate and necessary to perform its duties. At December 31, 2005, Directors serving on the Corporate Governance Committee, all of whom were independent, were:  David R. Andrews (Chair), Aida M. Alvarez, Richard D. Farman, and Ronald L. Havner, Jr. The Corporate Governance Committee met six times in 2005.

As part of its nominating responsibilities, the Corporate Governance Committee will consider candidates nominated by stockholders for next year’s meeting if the nomination is made in writing no later than November 27, 2006. Stockholder nominations must be made in accordance with Section 2.1 of UnionBanCal’s Bylaws and must be addressed to UnionBanCal Corporation, Office of the Corporate Secretary, 400 California Street, San Francisco, California 94104-1302. The Bylaws of UnionBanCal are posted on UnionBanCal’s website, www.uboc.com.

The Committee believes that the following specific, minimum qualifications must be met by a nominee for the position of Director:

•                    the ability to work together with other Directors, with full and open discussion and debate as an effective, collegial group;

•                    current knowledge of, and contacts in, the communities in which UnionBanCal does business and in the industries relevant to its business; and

•                    the ability to commit adequate time to UnionBanCal’s business.

The Committee also considers the following qualities and skills when making their determination whether a nominee is qualified for the position of Director:

•                    experience as a current or former chief executive of a public company;

•                    diversity of viewpoints and demographic diversity; and

•                    the fit of the individual’s skills and experience with those of the other Directors and potential Directors in comparison to the needs of UnionBanCal.

In identifying and evaluating nominees for Director, including nominees recommended by stockholders, the Committee reviews annually the appropriate skills and characteristics required of Board members in the context of the current composition of the Board. Nominees for Director are evaluated by the Committee, in consultation with the Chief Executive Officer. The Committee has used a third-party search firm for the purpose of identifying and evaluating Director nominees, and may use such a firm in the future. The function of this search firm is to assist the Committee in the identification, evaluation and communication with potential nominees.

The nominees presented for election in this proxy statement have been reviewed by the Committee to determine that they meet the qualifications described above. The Committee believes that the nominees are highly qualified.

Executive Compensation & Benefits Committee

The Executive Compensation & Benefits Committee reviews and approves executive officer compensation programs and award levels and oversees Union Bank of California’s employee benefit plans. The Executive Compensation & Benefits Committee approves the compensation of the Chief Executive Officer and other policy-making executive officers of UnionBanCal. In addition, it approves stock awards, stock option and restricted stock grants under the Year 2000 UnionBanCal Corporation Management Stock Plan, and awards under the 1997 UnionBanCal Corporation Performance Share Plan, the Union Bank of California Senior Management Bonus Plan and, subject to stockholder approval of Proposal III, the Union Bank of California Senior Executive Bonus Plan.   The Committee also reviews and recommends Directors’ compensation to the full Board of Directors. The Committee has the authority to select, retain, terminate and approve the fees and other retention terms of special counsel or other experts or consultants as it deems appropriate and necessary to perform its duties. The Executive Compensation & Benefits Committee Report on Executive Compensation is set forth below in this proxy statement. At December 31, 2005, Directors serving on the Executive Compensation & Benefits Committee, all of whom were independent, were:  Richard D. Farman (Chair), L. Dale Crandall, Michael J. Gillfillan and J. Fernando Niebla. The Executive Compensation & Benefits Committee met eight times in 2005.

Finance & Capital Committee

The Finance & Capital Committee is responsible for reviewing UnionBanCal’s financial planning and performance, tax and capital management, dividend, investment and investor relations policies, mergers and acquisitions activity, management of net interest margin and asset and liability management. Directors serving on the Finance & Capital Committee at December 31, 2005 were:  Ronald L. Havner, Jr. (Chair), L. Dale Crandall, Stanley F. Farrar, Philip B. Flynn, Michael J. Gillfillan, Takashi Morimura, and Masashi Oka. The Finance & Capital Committee met seven times in 2005.

Public Policy Committee

The Public Policy Committee is responsible for identifying relevant political, social and environmental trends relating to UnionBanCal’s business. The Public Policy Committee is a joint committee of UnionBanCal and Union Bank of California. The Public Policy Committee monitors Union Bank of California’s programs which carry out the purposes of the Community Reinvestment Act, equal employment opportunity laws and other related federal, state and local programs. The Public Policy Committee also reviews compliance with Union Bank of California’s Business Standards for Ethical Conduct. Directors serving on the Public Policy Committee at December 31, 2005 were:  Mary S. Metz (Chair), Aida M. Alvarez, J. Fernando Niebla, Carl W. Robertson, who is a Director of Union Bank of California only, and Dean A. Yoost. The Public Policy Committee met four times in 2005.

Trust Committee

Since 2004, the Trust Committee has been a committee of Union Bank of California only. The Trust Committee supervises the administration of the fiduciary powers of Union Bank of California and the mutual fund and insurance activities of Union Bank of California’s subsidiaries. In addition, the Trust Committee reviews reports of examination conducted by banking regulatory agencies, Union Bank of California’s general auditor and its independent registered public accounting firm, and reviews with appropriate management whether recommendations and corrective actions have been implemented. Directors serving on the Trust Committee at December 31, 2005 were:  J. Fernando Niebla (Chair), Aida M. Alvarez, Stanley F. Farrar and Carl W. Robertson, who is a Director of Union Bank of California only. The Trust Committee met four times in 2005.

Director Compensation

In July 2005, the Executive Compensation &  Benefits Committee reviewed a report by an independent compensation consultant on the competitiveness and reasonableness of UnionBanCal’s Director compensation. In light of data on competitive practices and trends, and considering the responsibilities and commitments required of the UnionBanCal non-employee Directors, the Committtee recommended and the full Board unanimously approved changes in the Director Compensation program, effective retroactively to January 1, 2005.

Under the compensation program, Directors who are not full-time officers of UnionBanCal or The Bank of Tokyo-Mitsubishi UFJ or its affiliates receive an annual combined retainer for service on our Board of Directors or the Board of Directors of Union Bank of California, and meeting fees for attendance at board and committee meetings.

The annual combined retainer for service on the Boards of UnionBanCal and Union Bank of California is $35,000, pro-rated and payable quarterly in advance. Committee Chairs receive an additional annual combined retainer of $25,000 for the Audit Committee Chair, $15,000 for the Finance & Capital Committee Chair and $10,000 each for the Executive Compensation & Benefits, Trust, Corporate Governance and Public Policy Chairs, pro-rated and payable quarterly in advance. The $10,000 retainer is also typically applied to any Special Committee Chair. The Lead Director, whose governance role and responsibilities are broad and significant, receives an additional annual retainer of $50,000, pro-rated and payable quarterly in advance.

Directors who are not full-time officers of UnionBanCal or The Bank of Tokyo-Mitsubishi UFJ or its affiliates are also paid the following:

•       a fee of $1,500 for each board meeting attended, except that when board meetings of UnionBanCal and Union Bank of California are held on the same day, the total fee is limited to $1,500; and

•       a fee of $1,500 for each board committee meeting attended, except that when the same committees of UnionBanCal and Union Bank of California have a combined meeting, the total fee is limited to $1,500.

The Board determined during 2005 that the Bank Secrecy Act Compliance Committee should be treated as a Special Committee, and that the Chair should receive an annual retainer of $10,000 as described above, and that each member should receive a regular per meeting fee of $2,500, to recognize the amount of preparation and participation time required for each meeting of this Committee.

The Executive Compensation & Benefits Committee also recommended and the full Board unanimously approved changing the non-employee and non-expatriate Director equity grants from stock options to restricted stock. This change was based upon the premise that these Directors should continue to receive equity grants, reinforcing their alignment with our stockholders, but that it would be more appropriate to provide this in the form of full value shares (restricted stock) than in the more highly leveraged stock options they had been receiving, to recognize their role in overseeing and governing UnionBanCal.

Beginning in 2005, each non-employee Director will receive an annual restricted stock grant with a value of $55,000, subject to such terms and conditions of the grant, including the determination of the grant date, as the Executive Compensation & Benefit Committee shall determine. Each new non-employee Director elected to the Board will receive an initial grant of restricted stock with a fair market value of $110,000 on the date of election, subject to such terms and conditions of the grant as the Executive Compensation & Benefit Committee shall determine.  The Board based the grants on a dollar value, rather than a fixed number of shares, so that the value of the grant would not automatically change with

UnionBanCal’s stock price. The Board also considered the importance and difficulty of attracting highly qualified new Directors in determining the value of the initial grant upon election to the Board.

On November 1, 2005, each non-employee Director of UnionBanCal received an award of 779 shares of  restricted stock under the Year 2000 UnionBanCal Corporation Management Stock Plan, with a fair market value of $55,000 as of July 27, 2005. These awards will vest in full on July 1, 2006.

On November 1, 2005, Mr. Yoost, a new Director of UnionBanCal, received an award of 1,641 shares of restricted stock under the Year 2000 UnionBanCal Corporation Management Stock Plan with a fair market value of $110,000 as of October 26, 2005, the date of his election to the Board. The vesting schedule for this award is two-thirds on November 1, 2006 and the remaining portion in two equal installments on November 1, 2007 and November 1, 2008.

Non-employee and non-expatriate Directors may defer all or any portion of their annual retainers or meeting fees either to stock units or into an interest bearing account. Non-employee Directors are eligible to defer Director fees and retainers for payment at a future date designated by the non-employee Directors under the Union Bank of California Deferred Compensation Plan. Funds deferred under this Plan accrue interest based on the average Treasury Constant Maturities Rate, calculated quarterly based on a rolling average for the previous 12 months.  In 2005, Mr. Farrar deferred his Director compensation pursuant to this program.

In 2003, the Executive Compensation & Benefits Committee adopted a program under the Year 2000 UnionBanCal Corporation Management Stock Plan pursuant to which non-employee Directors may irrevocably elect to defer all or a portion of the cash retainer and/or fee payable to them for services on the Board and its committees in the form of stock units. Stock units are a form of deferred compensation payable in shares of common stock of UnionBanCal. At the time of deferral, a bookkeeping account is established on behalf of the Director and credited with a number of fully vested stock units. The Director will receive a number of shares of common stock equal to the number of stock units when the deferred compensation is payable. Dividend equivalents are credited to the stock unit accounts. Stock units have no voting rights. Directors may receive grants of restricted stock units instead of restricted stock under this program in the future.

The above-described compensation constitutes the only compensation non-employee and non-expatriate Directors receive from UnionBanCal. It is subject to periodic review and adjustment by the Board of Directors. Members of the Audit Committee may not receive, directly or indirectly, any consulting advisory or other compensatory fee from UnionBanCal or any of its subsidiaries, other than: (1) Director fees (which may be received in cash, stock options or other in-kind consideration ordinarily available to Directors); (2) a pension or other deferred compensation for prior service that is not contingent on future service; or (3) any other regular benefits that other Directors receive.

On November 17, 1999, UnionBanCal instituted stock ownership guidelines for its Board of Directors. Within the five-year compliance period, each non-employee, non-expatriate Director is expected to own shares of UnionBanCal common stock with a market value of five times the Director’s annual retainer, which required amount was $175,000 as of December 31, 2005. Stock ownership under these guidelines includes (a) common stock owned personally or in trust for the benefit of these Directors; (b) vested shares held in any benefit plan, including any IRA; and (c) 50% of the embedded value of vested “in the money” stock options. Directors were expected to comply with these ownership guidelines by November 17, 2004 or, in case of new Directors, within five years of the date of election. Each of the Director nominees has met, or is on track to meet, the ownership guidelines.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of five Directors and operates under a written charter adopted by the Board of Directors. Each Committee member is independent, as determined by the Board in accordance with the applicable listing standards of the New York Stock Exchange and rules of the Securities and Exchange Commission.

Management is responsible for UnionBanCal’s internal controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of UnionBanCal’s consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) and to issue a report on these financial statements. The Audit Committee’s responsibility is to oversee these activities.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that UnionBanCal’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 “Communication with Audit Committees” as modified or supplemented, including the auditor’s judgments about the quality, as well as the acceptability, of UnionBanCal’s accounting principles as applied in the financial reporting.

UnionBanCal’s independent registered public accounting firm also provided to the Audit Committee the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence as well as its internal quality-control procedures.

Based on the Audit Committee’s discussions with management and the independent registered public accounting firm and the Audit Committee’s review of the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in UnionBanCal’s Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission. The Audit Committee has also approved, subject to stockholder ratification, the selection of UnionBanCal’s independent registered public accounting firm for 2006.

AUDIT COMMITTEE
L. Dale Crandall, Chair
David R. Andrews
Michael J. Gillfillan
Mary S. Metz
Dean A. Yoost

Security Ownership by Management

The following table indicates the beneficial ownership of UnionBanCal and Mitsubishi UFJ Financial Group, Inc., common stock, as of March 3, 2006 by (1) all persons who are either Directors (including all nominees) or executive officers named in the Summary Compensation Table; and (2) all Directors and executive officers of UnionBanCal as a group, based upon information supplied by each of the Directors and executive officers. Each of the Directors and executive officers named below and all Directors and executive officers of UnionBanCal as a group beneficially own less than 1% of either UnionBanCal’s or Mitsubishi UFJ Financial Group, Inc.’s outstanding shares of common stock.

Name of Beneficial Owner(1)	Number of UnionBanCal Corporation’s Shares Beneficially Owned	UnionBanCal Corporation Shares that may be Acquired within 60 Days of March 3, 2006 by Exercise of Options or Conversion of Stock Units	Total	Number of Mitsubishi UFJ Financial Group, Inc. Shares Beneficially Owned(2)
Aida M. Alvarez (3)	814	-0-	814	-0-
David R. Andrews(4)	1,139	15,000	16,139	-0-
Linda F. Betzer(5)	11,729	51,666	63,337	-0-
JoAnn M. Bourne(6)	15,376	59,256	74,632	-0-
L. Dale Crandall(7)	1,279	12,517	13,796	-0-
Richard D. Farman(8)	2,279	18,000	20,279	-0-
Stanley F. Farrar(9)	1,779	18,000	19,779	-0-
Philip B. Flynn(10)	36,717	129,000	165,717	-0-
Michael J. Gillfillan(11)	1,283	6,000	7,283	-0-
Ronald L. Havner, Jr.(12)	2,779	-0-	2,779	15
Norimichi Kanari(13)	1,000	-0-	1,000	37
David I. Matson(14)	18,530	51,667	70,197	-0-
Mary S. Metz(15)	3,110	18,252	21,362	-0-
Shigemitsu Miki	-0-	-0-	-0-	55
Takashi Morimura(13)	1,000	-0-	1,000	7
J. Fernando Niebla(16)	933	18,000	18,933	-0-
Masashi Oka	-0-	-0-	-0-	15
Tetsuo Shimura(13)	3,500	-0-	3,500	28
Dean A. Yoost(17)	1,841	-0-	1,841
All Directors and executive officers as a group (24 persons, including those named above)(18)	142,635	696,811	839,446	157

(1)          Subject to applicable community property laws and shared voting or investment power with a spouse, the persons listed have sole voting and investment power with respect to all shares unless otherwise noted.

(2)          The Bank of Tokyo-Mitsubishi UFJ, Ltd., is a wholly-owned subsidiary of Mitsubishi UFJ Financial Group, Inc. This column includes shares beneficially owned, directly and indirectly, together with associates. Mr. Havner owns 15,000 American depository receipts of Mitsubishi UFJ Financial Group, Inc. Each American depository receipt represents ownership interests in American depositary shares. Each American depositary share represents one thousandth of a share of Mitsubishi UFJ Financial Group, Inc., common stock.

(3)          Includes 779 shares of unvested restricted stock which are beneficially owned by Ms. Alvarez.

(4)          Includes 779 shares of unvested restricted stock which are beneficially owned by Mr. Andrews.

(5)          Includes 9,729 shares of common stock and options to purchase 51,666 shares of common stock held by a trust of which Ms. Betzer is a trustee, and 2,000 shares of unvested restricted stock which are beneficially owned by Ms. Betzer.

(6)          Includes 376 shares of common stock and options to purchase 59,256 shares of common stock held by a trust of which Ms. Bourne is a trustee, and 15,000 shares of unvested restricted stock which are beneficially owned by Ms. Bourne.

(7)          Includes 500 shares of common stock held by a trust of which Mr. Crandall is a trustee, 517 stock units which are convertible into common stock within 60 days only if Mr. Crandall were to cease to be a member of the Board of Directors, and 779 shares of unvested restricted stock which are beneficially owned by Mr. Crandall.

(8)          Includes 779 shares of unvested restricted stock which are beneficially owned by Mr. Farman.

(9)          Includes options to purchase 18,000 shares of common stock held by a trust of which Mr. Farrar is a trustee and 779 shares of unvested restricted stock which are beneficially owned by Mr. Farrar.

(10)   Includes 28,000 shares of common stock and options to purchase 129,000 shares of common stock held by a trust of which Mr. Flynn is a trustee, and 4,500 shares of unvested restricted stock which are beneficially owned by Mr. Flynn.

(11)   Includes 500 shares of common stock held by a trust of which Mr. Gillfillan is a trustee and 779 shares of unvested restricted stock which are beneficially owned by Mr. Gillfillan.

(12)   Includes 2,000 shares of common stock held by a trust of which Mr. Havner is a trustee and 779 shares of unvested restricted stock which are beneficially owned by Mr. Havner.

(13)   The 90,217,308 shares of UnionBanCal common stock beneficially owned by The Bank of Tokyo-Mitsubishi UFJ as of the record date do not include the shares of UnionBanCal common stock owned by Messrs. Kanari, Morimura or Shimura.

(14)   Includes options to purchase 51,667 shares of common stock held by a trust of which Mr. Matson is a trustee.

(15)   Includes 370 shares of common stock and options to purchase 18,000 shares of common stock held by a trust of which Dr. Metz is a trustee, 252 stock units which are convertible into common stock within 60 days only if Dr. Metz were to cease to be a member of the Board of Directors, and 779 shares of unvested restricted stock which are beneficially owned by Dr. Metz.

(16)   Includes 779 shares of unvested restricted stock which are beneficially owned by Mr. Niebla.

(17)   Includes 200 shares of common stock held by a trust of which Mr. Yoost is a trustee and 1,641 shares of unvested restricted stock which are beneficially owned by Mr. Yoost.

(18)   Includes 30,152 shares of unvested restricted stock.

I.  ELECTION OF DIRECTORS

Fifteen Directors of UnionBanCal are to be elected at the annual meeting to serve for the coming year and until their successors are elected and qualified. All are Directors standing for re-election with the exception of Mr. Oka, who was elected by the Board of Directors since the 2005 annual meeting of stockholders. The Board of Directors has nominated the persons listed below for election as Directors and recommends that stockholders vote FOR such nominees. Mr. Oka was recommended by The Bank of Tokyo-Mitsubishi UFJ, UnionBanCal’s majority stockholder. A resolution of the Board currently sets the exact number of Directors at 16, and the exact number of Directors has been set at 15 effective immediately prior to the annual meeting. All nominees, except for Messrs. Miki and Kanari, are also

Directors of Union Bank of California. If elected as Directors of UnionBanCal, all nominees, except for Messrs. Miki and Kanari, are expected to be re-elected as Directors of Union Bank of California.

The Board of Directors has adopted a policy which provides that any Director who is employed full-time by UnionBanCal or Union Bank of California shall retire from the Board at age 65 and any Director who is not employed full-time by UnionBanCal or Union Bank of California, elected for the first time before 1996, in general, shall not stand for re-election at the annual meeting of stockholders following the Director’s 70th birthday. The Board has provided an exception to this policy for Mr. Shimura, who is 67, Mr. Farman, who is 70, and Mr. Miki, who is 71. It is the Board’s current policy that non-employee Directors elected for the first time after 1996 may not stand for re-election after the earlier of reaching age 70 or completing 10 years of service.

If one or more nominees become unable or unwilling to accept nomination or election, the proxy holders intend to vote for the election of such other person(s), if any, as the Board of Directors may recommend. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve.

Director Independence

Categorical Standards of Independence

In addition to reviewing each Director’s compliance with the specific independence tests set forth in the New York Stock Exchange rules, the Board has established categorical standards to assist it in making independence determinations. UnionBanCal’s categorical standards for Director independence are set forth below. For purposes of these standards, the “Company” includes UnionBanCal, its parent and its direct and indirect consolidated subsidiaries. “Immediate family member” has the meaning set forth in the New York Stock Exchange’s independence rules, as may be amended from time to time.

Banking Relationships.   A Director will not fail to be independent from management solely as a result of lending relationships, deposit relationships or other banking relationships (including, without limitation, trust department, investment and insurance relationships) between the Company, on the one hand, and the Director (or an immediate family member) or an entity with which the Director (or an immediate family member) is affiliated, on the other hand, provided that:

(a)   such relationships are in the ordinary course of business of the Company and are on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated parties; and

(b)   with respect to extensions of credit by the Company to the Director, his or her immediate family member or such entity,

(1)   such extensions of credit are made in compliance with applicable laws and regulations, including Regulation O of the Board of Governors of the Federal Reserve System and Section 13(k) of the Securities Exchange Act of 1934,

(2)   no event of default has occurred with respect to any of such extensions of credit,

(3)   none of such extensions of credit is categorized as “classified” by the Company or any regulatory authority that supervises the Company, and

(4)   if any of such extensions of credit was terminated in the Company’s ordinary course of business, that action would not reasonably be expected to have a material adverse effect on the Director, his or her immediate family member or the affiliated entity, as applicable.

Business Relationships.   All payments by the Company to an entity by which a Director is employed (or by which an immediate family member is employed as a current executive officer) or with which a Director (or an immediate family member) is affiliated, for goods or services, or other contractual arrangements, must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons. The following relationships are not considered material relationships that would impair a Director’s independence:

(a)   if a Director is employed by (or an immediate family member is employed as a current executive officer), or a Director (or an immediate family member) is affiliated with an entity that does business with the Company and the annual sales to, or purchases from, the Company during each of such entity’s three preceding fiscal years are less than the greater of $200,000 or two percent of such entity’s gross annual revenues;

(b)   if a Director is a partner of or of counsel to a law firm, the Director (or an immediate family member) does not personally perform any legal services for the Company, and the fees paid to the firm by the Company during each of such firm’s three preceding fiscal years do not exceed the greater of $200,000 or two percent of such firm’s gross annual revenues;

(c)   if a Director is a partner, officer or employee of an investment banking or consulting firm, the Director (or an immediate family member) does not personally perform any investment banking or consulting services for the Company, and the fees paid to the firm by the Company during each of such firm’s three preceding fiscal years do not exceed the greater of $200,000 or two percent of such firm’s gross annual revenues; and

(d)   if a Director is employed by (or an immediate family member is employed as a current executive officer of), or a Director (or an immediate family member) is affiliated with, an entity that has a lending relationship, deposit relationship or other banking relationship with the Company and such entity’s payment of interest and loan fees to, or its receipt of interest and loan fees from, the Company during each of such entity’s three preceding fiscal years are less than the greater of $1 million or two percent of such entity’s gross annual revenues.

Relationships with Not-for-Profit Entities.   A Director’s independence will not be considered impaired solely because the Director or an immediate family member is:

(a)   an executive officer of a foundation, university or other not-for-profit organization that has received from the Company during any of the organization’s prior three fiscal years, contributions in an amount not exceeding the greater of $100,000 or two percent of the not-for-profit organization’s aggregate annual charitable receipts during the organization’s fiscal year; or

(b)   a director or trustee of a not-for-profit organization that has received from the Company during any of the organization’s prior three fiscal years, contributions in an amount not exceeding the greater of $250,000 or two percent of the not-for-profit organization’s aggregate annual charitable receipts during the organization’s fiscal year. All contributions in excess of $50,000 shall be reported to the Corporate Governance Committee and may be considered by the Board in making independence determinations.

Nominees

The Board of Directors has affirmatively determined that each of the following nominees are independent and meet the categorical standards described above:  Aida M. Alvarez, David R. Andrews, L. Dale Crandall, Richard D. Farman, Stanley F. Farrar, Michael J. Gillfillan, Ronald L. Havner, Jr., Mary S. Metz, and J. Fernando Niebla. If elected, a majority of the Board of Directors will be independent Directors.

Aida M. Alvarez

Ms. Alvarez, 56, served as Administrator of the U.S. Small Business Administration from February 1997 to January 2001. Ms. Alvarez has served as a director of PacifiCare Health Systems since October 2003. Ms. Alvarez has been a Director of UnionBanCal since October 2004.

Nominees

David R. Andrews

Mr. Andrews, 64, is retired from PepsiCo, Inc., where he served as Senior Vice President, Governmental Affairs, General Counsel and Secretary from February 2002 to February 2005. Mr. Andrews was a partner of the law firm of McCutchen, Doyle, Brown & Enersen from April 2000 to February 2002 and from June 1981 to August 1997. He served as legal adviser to the U.S. Department of State from August 1997 to April 2000. Mr. Andrews has served as a director of Pacific Gas & Electric Co. since August 2000. Mr. Andrews has been a Director of UnionBanCal since April 2000.

L. Dale Crandall

Mr. Crandall, 64, is retired from Kaiser Foundation Health Plan, Inc., and Kaiser Foundation Hospitals, where he served as President and Chief Operating Officer from March 2000 to June 2002, and as Senior Vice President and Chief Financial Officer from June 1998 to March 2000. From March 1995 to June 1998, he served as Executive Vice President, Chief Financial Officer and Treasurer of APL Limited. Prior to APL, Mr. Crandall was an audit partner of PricewaterhouseCoopers LLP. Mr. Crandall has served as a director of Coventry Health Care since January 2004, BEA Systems since March 2003, Ansell Ltd., since November 2002 and Covad Communications Group, Inc., since June 2002 and has served as trustee for four funds in the Dodge & Cox Funds family of mutual funds since October 1999. Mr. Crandall has been a Director of UnionBanCal since February 2001.

Richard D. Farman

Mr. Farman, 70, has been Chairman Emeritus of Sempra Energy since September 2000. Mr. Farman served as Chairman and Chief Executive Officer of Sempra Energy from July 1998 to June 2000. Mr. Farman has been a Director of UnionBanCal since November 1988.

Stanley F. Farrar

Mr. Farrar, 63, has been of counsel to the law firm of Sullivan & Cromwell LLP since January 2005. Prior to that he was a partner of that firm since October 1984. Mr. Farrar has been a Director of UnionBanCal since April 1996.

Philip B. Flynn

Mr. Flynn, 48, has served as Vice Chairman and Chief Operating Officer of UnionBanCal and Union Bank of California since March 2005. He served as Vice Chairman and head of the Commercial Financial Services Group of UnionBanCal and Union Bank of California from April 2004 to March 2005. He served as Executive Vice President and Chief Credit Officer of UnionBanCal and Union Bank of California from September 2000 to April 2004, as Executive Vice President and head of Specialized Lending from May 2000 to September 2000 and as Executive Vice President and head of the Commercial Banking Group from June 1998 to May 2000. Mr. Flynn has been a Director of UnionBanCal since April 2004.

Michael J. Gillfillan

Mr. Gillfillan, 58, has been a partner of Meriturn Partners, LLC, since December 2002. He was a partner of Neveric, LLC from March 2000 to January 2002 and a partner of Gavilan Partners, LP from January 1999 to December 1999. Mr. Gillfillan has served as a director of James Hardie Industries N.V. since September 2001. Mr. Gillfillan has been a Director of UnionBanCal since January 2003.

Nominees

Ronald L. Havner, Jr.

Mr. Havner, 48, has served as the Vice Chairman, Chief Executive Officer and President and a director of Public Storage, Inc., since July 2005, and served as Vice Chairman and Chief Executive Officer and a director from November 2002 to July 2005. Mr. Havner has been Chairman of PS Business Parks, Inc. (PSB) since March 1998, Chief Executive Officer of PSB from March 1998 until August 2003 and President of PSB from March 1998 to September 2002. He is a member of the Board of Governors of the National Association of Real Estate Investment Trusts, Inc. (NAREIT). Mr. Havner has been a Director of UnionBanCal since October 2004.

Norimichi Kanari

Mr. Kanari, 59, has served as Deputy President & Chief Executive, Global Corporate Banking Business Unit of The Bank of Tokyo-Mitsubishi UFJ since June 2005. He served as President and Chief Executive Officer of UnionBanCal and Union Bank of California from July 2001 to May 2005. He served as Vice Chairman of UnionBanCal and Union Bank of California from July 2000 to July 2001. From May 1999 to July 2000, he served as General Manager of the Corporate Banking Division in the Osaka Branch of The Bank of Tokyo-Mitsubishi UFJ. He has served as a director of The Bank of Tokyo-Mitsubishi UFJ since June 1997 and was elected a Senior Managing Director of The Bank of Tokyo-Mitsubishi UFJ in January 2005. Mr. Kanari has been a Director of UnionBanCal since July 2000.

Mary S. Metz

Dr. Metz, 68, is retired from the S. H. Cowell Foundation where she served as President from January 1999 until March 2005. Dr. Metz has served as a director of AT&T Corporation and its predecessors since July 1986, Pacific Gas & Electric Co. since March 1986 and Longs Drug Stores since February 1991. Dr. Metz has been a Director of UnionBanCal since November 1988.

Shigemitsu Miki

Mr. Miki, 71, has served as Chairman of the Board of The Bank of Tokyo-Mitsubishi UFJ since June 2004. From June 2000 to June 2004, he was President of The Bank of Tokyo-Mitsubishi UFJ, and from May 1997 to June 2000, he was Deputy President of The Bank of Tokyo-Mitsubishi UFJ. Mr. Miki has been a Director of UnionBanCal since October 2004.

Takashi Morimura

Mr. Morimura, 53, has served as President and Chief Executive Officer of UnionBanCal and Union Bank of California since May 2005 and served as Vice Chairman of UnionBanCal and Union Bank of California from July 2004 to May 2005. Mr. Morimura served as General Manager, Global Corporate Banking IT Planning Office of The Bank of Tokyo-Mitsubishi UFJ from July 2000 to June 2004, and as Deputy General Manager, Overseas Planning Division of The Bank of Tokyo-Mitsubishi UFJ from September 1999 to June 2000. Mr. Morimura was elected a non-board member Director of The Bank of Tokyo-Mitsubishi UFJ in June 2002 and a non-board member Managing Director of The Bank of Tokyo-Mitsubishi UFJ In May 2005. Mr. Morimura has been a Director of UnionBanCal since July 2004.

J. Fernando Niebla

Mr. Niebla, 66, has served as President of International Technology Partners, LLC, since December 1998. He has served on the Board of Integrated Healthcare Holdings, Inc., since August 2005 and on the Board of Granite Construction Incorporated since August 1999. Mr. Niebla has been a Director of UnionBanCal since April 1996.

Nominees

Masashi Oka

Mr. Oka, 50, has served as Vice Chairman, Administration & Support, of UnionBanCal and Union Bank of California since July 2005. Beginning in 1998, Mr. Oka held the following positions with The Bank of Tokyo-Mitsubishi UFJ: Chief Manager, Corporate Banking Division No. 2 until April 2001; General Manager, Syndications Office, Structured Finance Division until October 2002; General Manager, Global Syndications Office, Debt Finance Division until June 2004; and General Manager & Global Head, Syndicated Finance Division until May 2005. From April 2005 until June 2005, Mr. Oka was Chairman of the Japan Syndication and Loan-Trading Association. Mr. Oka has been a non-board member Director of The Bank of Tokyo-Mitsubishi UFJ since June 2005. Mr. Oka has been a Director of UnionBanCal since October 2005.

Tetsuo Shimura

Mr. Shimura, 67, has served as Chairman of UnionBanCal and Union Bank of California since October 2003. He previously served on the Boards of Directors of UnionBanCal and Union Bank of California from June 1997 to July 1998. Mr. Shimura has served in the following positions at The Bank of Tokyo-Mitsubishi UFJ:  Deputy President from July 2001 to June 2003; Chief Executive, Global Corporate Banking Business Unit from July 2000 to July 2001; and Senior Managing Director from June 1998 to July 2001. Mr. Shimura has been a Director of UnionBanCal since October 2003.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation for the last three fiscal years of the President and Chief Executive Officer, the former President and Chief Executive Officer, the four next most highly compensated executive officers (other than the President and Chief Executive Officer), as well as the Chairman of the Board and an expatriate Vice Chairman of the Board, who served as executive officers on December 31, 2005 (“named executive officers”).

					Long-Term Compensation
					Awards		Payouts
		Annual Compensation			Restricted	Securities	Long-Term
Name & Principal Position(1)	Year	Salary	Bonus	Other Annual Compensation(2)	Stock Awards(3)	Underlying Options	Incentive Payouts(4)	All Other Compensation(5)
Takashi Morimura	2005	$569,642	$0	$54,595	$0	-0-	$0	$0
President and Chief	2004	$236,423	$0	$4,708	$0	-0-	$0	$0
Executive Officer (6)
Norimichi Kanari	2005	$302,585	$0	$33,244	$0	-0-	$0	$53,270	(8)
Former President and	2004	$634,223	$0	$8,305	$0	-0-	$0	$0
Chief Executive Officer (7)	2003	$522,142	$0	$22,285	$0	-0-	$0	$0
Tetsuo Shimura	2005	$575,727	$0	$84,230	$0	-0-	$0	$0
Chairman of the Board	2004	$532,840	$0	$13,348	$0	-0-	$0	$0
	2003	$105,343	$0	$2,125	$0	-0-	$0	$0
Masashi Oka	2005	$258,938	$0	$9,880	$0	-0-	$0	$0
Vice Chairman of the
Board(9)
Phbilip B. Flynn	2005	$571,154	$700,000	$47,451	$0	53,100	$484,400	$8,863
Vice Chairman of the	2004	$473,077	$450,000	$52,258	$0	36,000	$354,154	$8,150
Board and Chief Operating	2003	$389,231	$290,000	$48,976	$281,700	30,000	$337,171	$8,500
Officer
David I. Matson	2005	$436,154	$430,000	$36,549	$0	31,700	$484,400	$10,206
Vice Chairman and Chief	2004	$399,615	$280,000	$43,577	$0	20,000	$505,935	$9,358
Financial Officer	2003	$364,615	$250,000	$50,824	$0	22,000	$337,171	$9,625
Linda F. Betzer	2005	$340,385	$250,000	$32,151	$0	16,000	$346,000	$7,963
Executive Vice President	2004	$333,462	$230,000	$31,486	$0	17,000	$354,154	$6,800
	2003	$302,858	$180,000	$30,853	$0	17,000	$337,171	$6,700
JoAnn M. Bourne	2005	$312,692	$290,000	$36,366	$1,014,600	15,000	$346,000	$8,863
Executive Vice President	2004	$312,692	$250,000	$29,559	$0	19,000	$0	$6,089
	2003	$264,808	$250,000	$39,580	$0	15,000	$0	$8,718

(1)             Messrs. Morimura, Kanari, Shimura and Oka, who are expatriates, are not eligible to receive restricted stock awards, long-term incentive payments or annual bonuses to be paid in 2006 for 2005 performance. Their compensation includes amounts payable under The Bank of Tokyo-Mitsubishi UFJ, Ltd. Expatriate Pay Program which takes into account exchange rates, housing costs, and other related factors. Please refer to the Executive Compensation & Benefits Committee Report on Executive Compensation for additional information. The data set forth in this table for the above officers includes all compensation awarded to, earned by or paid to them from any source for services rendered to UnionBanCal and its subsidiaries.

(2)             Other Annual Compensation includes perquisites and other personal benefits, securities or property, which, except for Messrs. Morimura and Shimura, aggregated less than the lower of $50,000 or 10% of the total salary and bonus reported for each named executive officer in 2005. In 2005, the company cars and drivers are valued at their incremental cost to UnionBanCal, based on the depreciation on the car realized by UnionBanCal and the salary and benefits paid to the drivers for the year reported. The amount and description of each perquisite and other personal benefit received by Mr. Morimura which was greater than 25% of the total perquisites and other personal benefits he received are as follows:  $32,489 (provision of company car and driver for commuting purposes); and $16,778 (non-taxable relocation benefits). The amount and description of each perquisite and other personal benefit received by Mr. Shimura which was greater than 25% of the total perquisites and other personal benefits he received are as follows:  $73,501 (provision of company car and driver for commuting purpose).

(3)             The value listed in the table for the restricted stock award was based on the closing market price of UnionBanCal common stock at the grant date. Mr. Flynn received 6,000 restricted shares in 2003 and Ms. Bourne received 15,000 shares in 2005. As of December 31, 2005, the total number of unvested shares of restricted stock awards held by Mr. Flynn was 4,500 and Ms. Bourne was 15,000. Each award granted to Mr. Flynn and Ms. Bourne vests ratably over four years on the anniversary of the grant date. The aggregate value of restricted stock awards, as of December 31, 2005, held by Mr. Flynn was $309,240 and Ms. Bourne was $1,030,800 based on the closing market price of UnionBanCal common stock on December 30, 2005. Holders of such restricted stock awards have the right to receive dividends on the subject shares at the same rate as those paid on UnionBanCal common stock.

(4)             The long-term incentive payouts to the non-expatriate executive officers reflect the dollar value of awards which were earned based on UnionBanCal’s Return on Equity performance relative to a peer group of banks over the 2003-2005 period under the 1997 UnionBanCal Performance Share Plan. The awards were initially designated in shares of UnionBanCal common stock but paid in cash, and therefore reflect a 67% increase in the price of UnionBanCal’s common stock over the performance period.

(5)             All Other Compensation includes the dollar value of employer matching, profit sharing, and stock discount contributions to the Union Bank of California 401(k) Plan.

(6)             Mr. Morimura was elected Vice Chairman of the Board of UnionBanCal and Union Bank of California in July 2004 and President and Chief Executive Officer of UnionBanCal and Union Bank of California in May 2005.

(7)             Mr. Kanari resigned as President and Chief Executive Officer of UnionBanCal and Union Bank of California in May 2005.

(8)             Reflects the amount paid as accrued vacation upon Mr. Kanari’s resignation as President and Chief Executive Officer in May 2005.

(9)             Mr. Oka was elected Vice Chairman of UnionBanCal and Union Bank of California in July 2005 and Vice Chairman of the Board of UnionBanCal and Union Bank of California in October 2005.

Stock Options

The following two tables summarize grants and exercises of options to purchase UnionBanCal common stock during 2005 to or by the named executive officers, and with respect to option grants, the per-share exercise price, the expiration date of the options, and the grant date present value of options held by such persons at December 31, 2005. The second table also provides information concerning the total number of securities underlying unexercised options and the aggregate dollar value of in-the-money, unexercised options. UnionBanCal did not reprice any options during 2005 or any prior year. In 2005, expatriate officers, including Mr. Morimura, President and Chief Executive Officer, Mr. Kanari, former President and Chief Executive Officer, Mr. Shimura, Chairman of the Board, and Mr. Oka, Vice Chairman of the Board, were not eligible to receive stock options. Please refer to the Executive Compensation & Benefits Committee Report on Executive Compensation for additional information.

Option Grants in Last Fiscal Year (2005)(1)

Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price	Expiration Date	Grant Date Present Value(2)
Philip B. Flynn	30,000	2.45%	$60.65	4/1/12	$401,400
Philip B. Flynn	23,100	1.89%	$62.42	6/1/12	$309,078
David I. Matson	18,000	1.47%	$60.65	4/1/12	$240,840
David I. Matson	13,700	1.12%	$62.42	6/1/12	$183,306
Linda F. Betzer	16,000	1.31%	$60.65	4/1/12	$214,080
JoAnn M. Bourne	15,000	1.23%	$60.65	4/1/12	$200,700

(1)          All options are non-qualified stock options to purchase shares of UnionBanCal common stock. The exercise price of the options is 100% of the fair market value on the date the option was granted. Options are granted for a term of seven years. The options become exercisable pro-rata over three years from the grant date, subject to continuous employment or earlier forfeiture if employment terminates.

(2)          The grant date present value is based on the Black-Scholes option pricing model with assumptions believed by management to be applicable to UnionBanCal. The assumptions used in the model were projected volatility of 27.3%, risk-free rate of returns ranging from 3.4% to 4.3% for 1 to 7 year tenures, annual dividend yield of 2.72%, and average time to exercise of 4.4 years. The actual value, if any, an executive officer may realize will depend on the excess of the actual stock price over the exercise price on the date the option is exercised.

Aggregated Option Exercises in the Last Fiscal Year (2005)
and Fiscal Year-End Option Values

	Shares Acquired	Value	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End(1)
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Philip B. Flynn	30,500	$1,123,304	97,000	87,100	$2,827,370	$1,062,270
David I. Matson	14,666	$402,582	31,666	52,368	$740,306	$657,813
Linda F. Betzer	22,500	$755,000	34,999	33,001	$874,686	$475,034
JoAnn M. Bourne	17,900	$628,584	42,923	32,667	$1,117,371	$469,082

(1)          The value of in-the-money options is calculated based on the amount by which the closing price of our common stock at December 30, 2005 ($68.72) exceeded the exercise price.

Long-Term Incentive Plan

The following table provides information regarding awards made during 2005 under the 1997 UnionBanCal Corporation Performance Share Plan to the named executive officers, with the number of shares awarded under the Plan, the applicable performance period, and the number of shares under the award (target and maximum amount). In 2005, officers who were expatriates, including Messrs. Morimura, Kanari, Shimura and Oka, were not eligible to receive UnionBanCal Performance Share Plan awards. Please refer to the Executive Compensation & Benefits Committee Report on Executive Compensation for additional information.

Long-Term Incentive Plans—Awards in Last Fiscal Year (2005)(1)

			Estimated Future Payouts Under Non-Stock Price-Based Plans
Name	Number of Shares, Units or Other Rights	Performance or Other Period Until Maturation or Payout	Threshold (#)	Target (#)	Maximum (#)
Philip B. Flynn	12,900	3 years	-0-	12,900	25,800
David I. Matson	7,800	3 years	-0-	7,800	15,600
Linda F. Betzer	3,200	3 years	-0-	3,200	6,400
JoAnn M. Bourne	3,200	3 years	-0-	3,200	6,400

(1)          Performance Share Plan awards shown in this table were granted in accordance with the 1997 UnionBanCal Corporation Performance Share Plan. Under the Performance Share Plan, performance shares may be earned based on UnionBanCal’s financial performance relative to its peer group. The value of a performance share will be equal to the average month-end closing price of UnionBanCal common stock for the final six months of the performance period. The cash amounts payable following the end of the performance period will be equal to the earned award multiplied by the average price. The Executive Compensation & Benefits Committee may provide for the payment of earned awards in cash and/or shares of UnionBanCal common stock issued under the Year 2000 UnionBanCal Corporation Management Stock Plan. Please refer to the Executive Compensation & Benefits Committee Report on Executive Compensation for additional information.

Pension Plans

The following table indicates the estimated annual benefit payable to a covered participant in the Union Bank of California Retirement Plan (“Retirement Plan”), retiring at age 65, based on compensation and years of service to UnionBanCal, its participating subsidiaries and certain affiliates. Employees covered by the retirement plans of The Bank of Tokyo-Mitsubishi UFJ, including Messrs. Morimura, Kanari, Shimura and Oka, are excluded from participation. The amounts shown in the table reflect straight life annuity amounts and do not reflect any deduction for Social Security and other offset amounts and have been calculated without reference to the maximum limitations imposed by the Internal Revenue Code.

Pension Plan Table

	Annual Benefit-Years of Service(2)
Compensation(1)	10	15	20	25	30
$500,000	$100,000	$150,000	$200,000	$250,000	$300,000
$600,000	$120,000	$180,000	$240,000	$300,000	$360,000
$700,000	$140,000	$210,000	$280,000	$350,000	$420,000
$800,000	$160,000	$240,000	$320,000	$400,000	$480,000
$900,000	$180,000	$270,000	$360,000	$450,000	$540,000
$1,000,000	$200,000	$300,000	$400,000	$500,000	$600,000
$1,100,000	$220,000	$330,000	$440,000	$550,000	$660,000
$1,200,000	$240,000	$360,000	$480,000	$600,000	$720,000

(1)          Compensation covered by the Retirement Plan includes base salary and annual bonus as of December 31, 2005, which was $1,050,000 for Mr. Flynn, $730,000 for Mr. Matson, $565,000 for Ms. Betzer and $565,000 for Ms. Bourne.

(2)          As of December 31, 2005, Messrs. Flynn and Matson had 26 and 30 years of credited service, respectively, and Mses. Betzer and Bourne had 30 and 25 years of credited service, respectively. For the purpose of pension payments, years of credited service for named executive officers is capped at 30 years.

Benefits in excess of limitations imposed by the Internal Revenue Code may be paid by UnionBanCal through individual supplemental retirement contracts, to certain officers of UnionBanCal through supplemental benefits within the qualified plan, or to certain officers of UnionBanCal pursuant to its Supplemental Executive Retirement Plan. The Union Bank of California Supplemental Executive Retirement Plan benefits are extended to senior vice presidents and other senior executives of UnionBanCal, including executive officers of UnionBanCal named above in the Summary Compensation Table, except expatriate executive officers. Certain officers of the pre-1988 Union Bank are participants in the Executive Supplemental Benefit Plan which provides a benefit equal to 20% or 30% of the officer’s compensation, payable for ten years. These officers’ compensation for purposes of calculating the benefit is fixed at their 1990 levels.

UnionBanCal maintains an enhanced Supplemental Executive Retirement Plan for policy-making officers, effective November 17, 1999, excluding the expatriate policy-making officers serving on rotational assignments from The Bank of Tokyo-Mitsubishi UFJ.

The plan is unfunded, and supplements benefits available under the regular qualified employee Retirement Plan to the extent they are reduced due to the limits of Sections 401(a)(17) and 415 of the Internal Revenue Code.

The plan provides benefits to policy-making officers only to the extent they are vested and eligible for benefits under the qualified Retirement Plan under Normal Retirement, Early Retirement or Deferred Retirement, but not to those only entitled under the qualified Retirement Plan to benefits as Vested Terminated Participants or Death Benefits (as those terms are defined in the qualified Retirement Plan).

The plan provides retirement benefits based on earnings, which includes base salary or wages and bonus or incentive payments, including pay deferred which could have been paid as eligible earnings and separation pay, but excludes commissions, overtime, premium payments, restricted stock awards, stock options, special awards or payments or indemnities.

Plan benefits are equal to the amount by which the benefit they would receive from the qualified Retirement Plan, using the above definition of earnings but without regard to the limitations on qualified plans under Sections 401(a)(17) and 415 of the Internal Revenue Code, exceeds the benefit they actually receive under the qualified Retirement Plan. If the participant is married, the plan benefit will be paid as a 50% joint and survivor annuity.

As in the qualified Retirement Plan, the plan provides for retirement benefits of up to 60% of final average earnings for 30 years of credited service, less offset for social security. One participant, who is not a named executive officer, received five extra years service credit (after he vested) upon his mid-career hiring by Union Bank of California.

Mr. Flynn has an annual accrued benefit at retirement under the SERP of $288,000 per year, which is currently non-vested. This amount increased $59,000 in fiscal year 2005. Mr. Matson has an annual accrued benefit at retirement under the SERP of $238,000 per year. This amount increased $67,000 in fiscal year 2005. Ms. Betzer has an annual accrued benefit at retirement under the SERP of $163,000 per year. This amount increased $42,000 in fiscal year 2005. Ms. Bourne has an annual accrued benefit at retirement under the SERP of $135,000 per year, which is currently non-vested. This amount increased $29,000 in fiscal year 2005.

Senior Management Bonus Plan

The Senior Management Bonus Plan provides the means whereby certain senior management employees of UnionBanCal and Union Bank of California may be given an opportunity to earn performance-based cash annual incentives. Awards under the Senior Management Bonus Plan are earned based on performance against measures established at the beginning of each year. Payments of individual awards under the Senior Management Bonus Plan are intended to be performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code. However, a new Senior Executive Bonus Plan was approved by the Board of Directors in March 2006 and is submitted with this proxy statement for stockholder approval. The Senior Executive Bonus Plan will replace the current Senior Management Bonus Plan for executive officers who may be subject to Section 162(m) of the Internal Revenue Code going forward. The Senior Management Bonus Plan will continue to be used for officers not covered by the new Senior Executive Bonus Plan.

Separation Pay Plan

The Union Bank of California, N.A. Separation Pay Plan, adopted effective April 1, 2005, is maintained and operated as an employee welfare benefit plan under the Employee Retirement Income Security Act of 1974 (“ERISA”). The Separation Pay Plan provides salary continuation pay to any executive officer or other employee of Union Bank of California, or its designated subsidiaries or affiliates, eligible under the plan who is discharged under the circumstances stated in the plan and who is not a participant in or eligible to receive severance benefits under any other severance plan or arrangement. The amount of salary continuation pay under the Separation Pay Plan is based on years of service and job classification and for exempt employees further based on salary and corporate title, and includes for specified periods payment of salary continuation and, at the option of Union Bank of California or the subsidiary or affiliate employer, continuation of benefits. If Union Bank of California does not elect to continue benefits, the employee may continue at his or her own cost for the period required in accordance with specified provisions of and regulations promulgated under the Internal Revenue Code and ERISA. Salary continuation is on a bi-weekly basis. In addition, each executive officer and employee is eligible to receive a pro rata share of incentive or bonus pay for which they normally would have been eligible, but only for services performed up to the date of termination and for that calendar year.

Policy-making officers are eligible to receive 104 weeks of salary continuation regardless of the number of years of service. Policy-making officers and certain other executive officers, if a participant in an incentive pay plan or the Senior Management Bonus Plan, may receive an amount of 1/52 of the average of the last three annual bonuses or payments the employee actually received, provided that in no instance will the bonus average amount used in the calculation exceed 100% of annual base pay.

The payments under the Separation Pay Plan may be reduced, forfeited or required to be returned if the payments alone or in the aggregate would be nondeductible by Union Bank of California or the subsidiary or affiliate employer for purposes of federal income taxes under Section 280G of the Code or otherwise, in the sole discretion of Union Bank of California.

Employment Agreements

In February 2004, Union Bank of California entered into an employment agreement with Mr. Flynn, effective as of April 1, 2004, in connection with his appointment (effective April 1, 2004) as Vice Chairman and head of Commercial Financial Services Group of Union Bank of California and UnionBanCal, and an amendment to the employment agreement, effective as of May 1, 2005, in connection with his appointment as Vice Chairman and Chief Operating Officer. The agreement is for an initial three-year period, and is extended automatically at the end of each year for an additional one year unless UnionBanCal delivers written notice to Mr. Flynn, at least sixty days prior to the anniversary of the effective date of the agreement, that the agreement will not be extended. This employment agreement, as amended, provided for an initial annual base salary of $600,000 retroactive to March 15, 2005, entitled Mr. Flynn to continue to participate in Union Bank of California’s Senior Management Bonus Plan with a target bonus for 2005 of 100% of base salary and provided Mr. Flynn continued eligibility for long-term incentive awards, including grants of stock options under the Year 2000 UnionBanCal Corporation Management Stock Plan and performance shares under the 1997 UnionBanCal Corporation Performance Share Plan, with a target long-term incentive award of 250% of base salary. Mr. Flynn is also entitled to continue to participate in the Union Bank of California Supplemental Executive Retirement Plan. Mr. Flynn’s compensation is subject to annual review and adjustment, based on (1) competitive market analysis, (2) the recommendation of the Chief Executive Officer, and (3) approval by the Executive Compensation & Benefits Committee.

Mr. Flynn is entitled to severance benefits under specified circumstances, including termination without cause. These severance benefits include the following:

•       the greater of: continuation of base salary for two years plus a prorated bonus amount equal to the average of Mr. Flynn’s annual bonus (excluding an award of long-term incentives) for the three most recent bonus determination years; or the salary continuation amount payable under Union Bank of California’s then-existing separation pay plan;

•       benefits payable to participants at or above the level of executive vice president for this salary continuation period under Union Bank of California’s separation pay plan; and

•       vesting in full of all restricted stock awards.

Union Bank of California entered into an employment agreement with Mr. Matson, effective as of January 1, 1998, in connection with his appointment as Executive Vice President and Chief Financial Officer, and an amendment to the employment agreement effective as of May 1, 2005, in connection with his appointment as Vice Chairman and Chief Financial Officer. This employment agreement, as amended, provided for an initial annual base salary of $450,000 retroactive to March 15, 2005, and entitled Mr. Matson to participate in Union Bank of California’s Senior Management Bonus Plan with a target bonus for 2005 of 80% of base salary. In addition, this employment agreement, as amended, made Mr. Matson eligible for long-term incentive awards available to policy-making officers, including grants of stock options and restricted stock and the award of performance shares, with a target long-term incentive award of 200% of annual salary. Mr. Matson’s compensation is subject to annual review and increases as determined by the Executive Compensation & Benefits Committee of the Board of Directors. This employment agreement also provided for eligibility of Mr. Matson to participate in the Union Bank of California Supplemental Executive Retirement Plan and the Executive Supplemental Benefit Plan of a predecessor institution and provided for relocation expenses commencing upon Mr. Matson’s relocation to the San Francisco area.

Mr. Matson is entitled to severance benefits under specified circumstances, including termination by Union Bank of California without cause. These severance benefits include the following:

•       the greater of: continuation of base salary for two years plus a prorated bonus amount equal to the average of Mr. Matson’s annual bonus (excluding an award of long-term incentives) for the three most recent bonus determination years; or the salary continuation amount payable under Union Bank of California’s then-existing separation pay plan;

•       benefits available to participants at or above the level of executive vice president for the salary continuation period under Union Bank of California’s separation pay plan;

•       if Mr. Matson is less than 60 years old at the time of the termination, retirement benefits under the Union Bank of California Retirement Plan and the Union Bank of California Supplemental Executive Retirement Plan equal to the additional amounts he would have earned if he had continued to work for Union Bank of California until he reached the age of 60; and

•       full and immediate vesting of and payment for Mr. Matson’s outstanding grants of performance shares.

Change of Control Agreements

In May 2003, UnionBanCal entered into Change of Control Agreements with its policy-making officers, including Messrs. Matson and Flynn and Mses. Betzer and Bourne. These agreements become effective only in the event of a change of control as defined in the agreement. The agreement is for an initial thirty-month period, commencing on May 1, 2003, and is extended automatically at the end of each year for an additional one year unless UnionBanCal delivers written notice to the executive, at least sixty days prior to the annual renewal date, that the agreement will not be extended.

A “change of control” is generally defined as the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets or stock of UnionBanCal, or the acquisition by UnionBanCal of the assets or stock of another entity, except where, in either case, at least 30% of the common stock and voting power of the resulting entity is owned by The Bank of Tokyo-Mitsubishi UFJ (or certain affiliates thereof), and no individual, entity or group owns a larger percentage of common stock than The Bank of Tokyo-Mitsubishi UFJ (or those affiliates).

If a change of control of UnionBanCal occurs, UnionBanCal will continue the executive’s employment for a period of thirty months from the date of the change of control. During this period:

•                    The executive’s position and duties will be at least commensurate with the most significant duties held by him during the 120 day period prior the date of a change of control.

•                    UnionBanCal may not assign the executive to an office at the location more than 35 miles from his present office.

•                    Each executive will receive a monthly base salary equal to or greater than the highest monthly base salary he earned from UnionBanCal during the twelve month period prior to the date of the change of control, and an annual bonus opportunity in cash at least equal to the executive’s target bonus under UnionBanCal’s Senior Management Bonus Plan in the year in which the change of control occurred.

•                    The executive will be eligible to participate in all of UnionBanCal’s executive compensation plans and employee benefit plans, including medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs, at least equal to the most favorable of those plans which were in effect at any time during the 120 day period preceding the effective date.

•                    The executive will be eligible to participate in all of UnionBanCal’s incentive, savings and retirement plans, including cash incentive, equity incentive, savings and retirement plans, practices, policies, and programs, at least equal to the most favorable of those plans which were in effect at any time during the 120-day period preceding the effective date.

If the executive dies or becomes disabled during the employment period, the executive or his beneficiary will receive accrued obligations, including salary, pro rata bonus, deferred compensation and vacation pay, and death or disability benefits.

The agreement also provides severance benefits to the executive if UnionBanCal terminates his employment for a reason other than cause or disability or if he resigns for good reason during the employment period. An executive may generally resign for good reason if the terms of his employment during the employment period differ from the terms set forth above. If the executive becomes entitled to receive severance benefits under his agreement, he will receive in addition to other benefits:

•                    The prorated portion of his salary and bonus for the year he was terminated and three times the sum of his annual base salary and annual bonus.

•                    Payment under UnionBanCal’s defined benefit pension plan and any excess benefit plan in which the executive participates, in an amount equal to the excess of: (a) the retirement benefits he would receive under the plans if he continued to receive service credit for three years after the date his employment was terminated, over (b) the retirement benefits he actually accrued under the plans.

•                    Continued benefits under UnionBanCal’s benefit plans (medical, dental, insurance, etc.) and continuation of other fringe benefits received by the named executive officer for a period of three years.

If the Internal Revenue Service subjects any payment to the executive under this agreement to an excise tax under Section 4999 of the Internal Revenue Code, the executive will receive an additional payment so that the amount he receives equals the amount he would receive under the agreement if an excise tax was not imposed. However, this additional payment will not be made to the executive unless the payment exceeds 110% of the payments that could have been made to him or her without the imposition of an excise tax.

Other executive officers and employees who are eligible to receive benefits under the Union Bank of California, N.A. Separation Pay Plan may receive payments and benefits continuation if the executive officer or employee is discharged under the circumstances stated in the plan, including the termination of employment resulting from restructure or elimination of the executive officer or employee’s group, division, department, branch or position because of the sale of stock or assets of Union Bank of California or its designated subsidiaries or affiliates. See “Separation Pay Plan” above for additional information regarding this plan, including additional benefits for policy-making officers.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

UnionBanCal and Union Bank of California have had, and expect to have in the future, banking and other transactions in the ordinary course of business with The Bank of Tokyo-Mitsubishi UFJ and with its affiliates. During 2005, these transactions included, but were not limited to, extensions of credit, origination, participation, servicing and remarketing of loans and leases, purchase and sale of acceptances, interest rate derivatives and foreign exchange transactions, funds transfers, custodianships, electronic data processing, investment advice and management, customer referrals, facility leases, deposits and trust services. Union Bank of California also maintains traditional correspondent bank accounts with The Bank of Tokyo-Mitsubishi UFJ. In the opinion of management, these transactions were made at prevailing rates, terms and conditions and did not involve more than the normal risk of collectibility or present other unfavorable features for UnionBanCal or Union Bank of California. The Bank of Tokyo-Mitsubishi UFJ is the holder of UnionBanCal’s $200 million of floating-rate subordinated debt due in 2007. These notes bear interest at 0.325 percent above the 3-month London Interbank Offered Rate. At December 31, 2005, UnionBanCal had recorded interest expense of $8.3 million for the year then ended relating to the subordinated debt and other correspondent bank accounts. Additionally, for the year ended December 31, 2005, UnionBanCal recorded income of $2.0 million and expenses of $1.1 million for fees and revenue sharing arrangements and income of $1.8 million and expenses of $3.2 million relating to facility and staff training arrangements. In 2005, pursuant to a service agreement, Union Bank of California reimbursed The Bank of Tokyo-Mitsubishi UFJ for compensation and other benefits totaling approximately $1.63 million provided under The Bank of Tokyo-Mitsubishi UFJ, Ltd. Expatriate Pay Program to all expatriate officers for services rendered to UnionBanCal and Union Bank of California. The amount reimbursed was in addition to compensation and benefits paid to these expatriate officers by Union Bank of California for services rendered by them to Union Bank of California. With respect to the expatriate officers named in the Summary Compensation Table, amounts received pursuant to The Bank of Tokyo-Mitsubishi UFJ, Ltd. Expatriate Pay Program are included in the Salary column.

On February 23, 2005, UnionBanCal and The Bank of Tokyo-Mitsubishi UFJ entered into an agreement pursuant to which UnionBanCal purchased $200 million of its common stock from The Bank of Tokyo-Mitsubishi UFJ after the close of stock market trading on that date. UnionBanCal acquired 3,475,843 shares at a per share price of $57.54, which was based on a negotiated discount of 4.0% to the New York Stock Exchange closing price of $59.94. Prior to consummation of the transaction, the repurchase was reviewed and recommended by a Special Committee of UnionBanCal’s Board of Directors, comprised solely of independent directors unaffiliated with The Bank of Mitsubishi-Tokyo UFJ, and the transaction was approved by UnionBanCal’s Board.

During the year ended December 31, 2005, the law firm of Sullivan & Cromwell LLP provided, and continues to provide, legal services to UnionBanCal and its direct and indirect majority stockholders. Mr. Farrar, a Director of UnionBanCal and Union Bank of California, is a former partner of, and currently of counsel to, Sullivan & Cromwell LLP.

During the year ended December 31, 2005, Messrs. Morimura, Kanari, Shimura and Oka each leased residential properties owned by UnionBanCal and made available for lease to certain expatriates. UnionBanCal believes that these lease payments were made at market rates. The aggregate amount of these payments during 2005 was $118,347 for Mr. Morimura, $54,075 for Mr. Kanari, $103,200 for Mr. Shimura and $44,758 for Mr. Oka. Messrs. Morimura, Shimura and Oka continue to lease residential properties in 2006 with monthly payment amounts of $10,600, $8,600 and $7,500, respectively, as of the date of this proxy statement.

Certain Directors and executive officers and corporations and other organizations associated with them and members of their immediate families were customers of and had banking transactions, including loans, with Union Bank of California in the ordinary course of business in 2005. These loans are exempt from the loan prohibitions of the Sarbanes-Oxley Act and were made on substantially the same terms, including interest rates and collateral, as those available at the time for similar transactions with other persons. These loans did not involve more than the normal risk of collectability or have other unfavorable features.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

As of the date of this proxy statement, UnionBanCal does not have any compensation committee interlocks or transactions to report under this section.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires UnionBanCal’s directors, executive officers and holders of more than 10% of a registered class of UnionBanCal’s equity securities to file with the Securities and Exchange Commission reports of ownership and changes in ownership of any equity securities of UnionBanCal. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish UnionBanCal with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that all required forms were filed, UnionBanCal believes that all Section 16 filing requirements applicable to its officers, directors and greater than 10% stockholders were complied with, except with respect to Takashi Morimura. During 2005, Mr. Morimura inadvertently failed to file a timely report on a Form 4 concerning a purchase, and the transaction was subsequently reported on a Form 5.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information relating to our equity compensation plans as of December 31, 2005:

	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)	Weighted-average exercise price of outstanding options, warrants, and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column a) (c)
Equity compensation approved by stockholders	8,696,589	$45.26	5,445,979
Equity compensation not approved by stockholders	—	—	—
Total	8,696,589	$45.26	5,445,979

All equity compensation plans have been approved by the stockholders. At December 31, 2005, there were 5,445,979 shares of common stock available for future issuance as either stock options or restricted stock under the Year 2000 UnionBanCal Corporation Management Stock Plan.

EXECUTIVE COMPENSATION & BENEFITS COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

Overview

The UnionBanCal Executive Compensation & Benefits Committee (the “Compensation Committee”) reviews and approves executive officer compensation programs and award levels, and oversees UnionBanCal’s employee benefit plans. It also reviews compensation arrangements for the non-management, non-expatriate Directors, and makes recommendations to the full Board of Directors regarding changes as appropriate.

For compensation purposes, UnionBanCal’s executive officers are divided into four groups: (1) the named executive officers of UnionBanCal in the Summary Compensation Table; (2) other policy-making officers, who are the five Executive Vice Presidents who serve on the Bank’s Executive Management Committee, plus the manager of UnionBanCal’s Independent Risk Monitoring Group; (3) other Executive Vice Presidents and certain Senior Vice Presidents with responsibility for matters that impact the overall performance of UnionBanCal; and (4) expatriate policy-making officers serving on rotational assignments from The Bank of Tokyo-Mitsubishi UFJ.

The Compensation Committee approves all key elements of UnionBanCal’s executive compensation and benefit programs for the named executive officers and the other policy-making officers, and oversees the design and implementation of all executive officer incentive plans, subject to stockholder approval where required or appropriate. The Compensation Committee also reviews reports from UnionBanCal’s management on the compensation and benefit programs for officers below the policy-making level. In addition, the Compensation Committee approves performance targets for UnionBanCal’s executive officer incentive plans and assesses UnionBanCal’s performance results in determining awards under the plans, compared to both internal goals and peer bank performance. In developing and monitoring these programs, the Compensation Committee employs the services of a nationally recognized executive compensation consulting firm.

What Is Our Philosophy on Executive Compensation?

It is our philosophy to compensate executive officers in a manner that promotes the recruitment, motivation and retention of exceptional employees who will help UnionBanCal achieve its strategic business objectives and build superior stockholder value. UnionBanCal’s executive compensation philosophy is implemented through compensation programs based upon the following principles:

•       The targeted total compensation (salary, bonus, long-term incentives) and benefits package for executives should be positioned around median competitive levels, taking into account the relative responsibilities of the executive officers involved. Actual total compensation may be above or below the target level based on performance.

•       Our total compensation package should provide an appropriate mix of fixed and variable compensation to support a strong pay-for-performance relationship.

•       Performance-based compensation should be tied to performance measures believed to influence heavily stockholder value and which can be influenced by UnionBanCal’s executive officers.

•       Our long-term incentive program should be designed to encourage executive retention and link executive compensation directly to long-term stockholder interests.

•       Compensation plans should be easy to understand and communicate.

What Is Our Peer Group?

UnionBanCal uses a group of peer banks to compare all of the primary elements of the executive officer compensation and benefit programs. During 2005 the Compensation Committee reviewed the Bank’s peer group with its independent executive compensation consultant and management, and made several changes in its peer group to better reflect banks of similar size and business characteristics. UnionBanCal’s current peer group includes 14 banks, many of which are drawn from the KBW Bank Index, published by Keefe, Bruyette & Woods, Inc. These peer banks are used for comparison of UnionBanCal’s financial performance, compensation levels, program design, and program cost. In addition to the peer group comparisons, the Compensation Committee reviews broad data on U.S. banking pay practices and considers general corporate practices and trends where appropriate in making compensation decisions.

How Do We Determine Base Salaries?

In general, UnionBanCal targets base salaries at the median competitive levels relative to comparable positions in our peer group, taking into account the comparative responsibilities of the executive officers involved. Where the responsibilities of executive positions at UnionBanCal are different from those typically found among other banks or where executives are new to their responsibilities or play a particularly critical role at UnionBanCal, base salaries may be targeted above or below median competitive levels. In determining salaries, the Compensation Committee also takes into account individual leadership and vision, experience and performance, as well as internal equity relative to other positions within UnionBanCal, and specific issues particular to UnionBanCal and the position involved.

How Do We Award Annual Bonuses?

During 2005, participants under the Senior Management Bonus Plan included all Senior Vice Presidents and above with responsibility for matters that impact overall company performance (including the non-expatriate named executive officers).

Participants are assigned target bonuses ranging from 25% to 100% of base salary, which is generally comparable to median competitive levels within our peer group. The size of the aggregate bonus fund is based on the sum of individual target bonuses, and varies based on UnionBanCal’s performance on two measures, both relative to UnionBanCal’s 2005 financial plan: (1) return on average common equity; and (2) net income. In addition, for the executives below the policy-making officers, the bonus fund will also be based on business unit performance for some participants. The aggregate bonus fund may vary up to two times aggregate target bonuses based on UnionBanCal’s performance on these two measures. With respect to non-expatriate named executive officers, individual bonus amounts are determined based on the two corporate measures described above. These bonus amounts may be decreased, but not increased, from the formula amount and, therefore, are deductible by UnionBanCal as performance-based compensation under Internal Revenue Code Section 162(m). In 2005, UnionBanCal’s performance was above its plan and the Compensation Committee determined that aggregate bonuses would fund above the target level. In making this decision, the Committee adjusted UnionBanCal’s performance to exclude the net proceeds from the sale of certain businesses. The Compensation Committee also reviewed various strategic and financial performance factors, comparative data on UnionBanCal’s 2005 performance and pay relative to its peers, and the total executive compensation package, including benefits and perquisites.

For all participants in the Senior Management Bonus Plan who are not named executive officers, individual bonus amounts are determined based on a combination of the overall bonus fund size, corporate and/or business unit performance, and individual performance and contributions. For these participants, the aggregate bonus fund may be adjusted upward or downward beyond the formula amount based upon a subjective assessment of corporate and/or business unit performance against pre-established criteria considered by the Compensation Committee.

The Committee has approved, subject to stockholder approval, a new Senior Executive Bonus plan which would replace the current Senior Management Bonus Plan for executives who may be subject to Section 162(m) going forward. The Committee has also adopted a policy that executives who may be subject to Section 162(m) will no longer be eligible for awards under the current Senior Management Bonus Plan. Please see Proposal III “Approval of Union Bank of California Senior Executive Bonus Plan” for details regarding this proposed plan.

How Is Our Compensation Strategy Evolving?

As part of its ongoing management process, the Compensation Committee continues to evaluate the role and use of equity and other long-term incentive vehicles in UnionBanCal’s long-term incentive program. As an outcome of this evaluation, in 2005 we decreased the overall number of eligible participants in our equity programs. Policy-making officers and Executive Vice Presidents will continue to receive performance shares and options. This means that for our more senior executives, all of their long-term compensation opportunity will be linked to performance: the stock options will only have value as the stock price increases and the performance shares will be earned based on the bank’s performance in key financial measures relative to its peers with their final value also varying with our stock price. Select Senior Vice Presidents will receive options and restricted stock. Other Senior Vice Presidents and select Vice Presidents will receive restricted stock. Restricted stock may also be used for select executives where retention is a critical concern. The Compensation Committee continues to examine the amount of long-term compensation opportunity provided, the mix of elements, the performance criteria, changing best practices, the cost and potential dilutive effect of our plans and the bank’s objectives in granting long-term compensation, and may make further changes as appropriate.

What Is Our Long-Term Incentive Program?

UnionBanCal provides long-term incentive awards to individuals who can impact UnionBanCal’s long-term performance and value. 2005 target awards, ranging from 65% to 250% of base salary for senior management, were based on median competitive levels. During 2005, participants received Long-Term Incentive Program grants consisting of stock options and restricted stock and, in the case of policy-making officers and Executive Vice Presidents, performance share awards.

Stock Options

UnionBanCal currently grants stock options to executive officers and those employees who make an exceptional contribution to the results of UnionBanCal throughout the year. UnionBanCal believes these awards are in the best interests of its stockholders and that they are highly motivational and further align high-performing employees with stockholder interests. However, expatriate officers are not eligible to participate in the Year 2000 UnionBanCal Corporation Management Stock Plan.

The Compensation Committee determines the term of each stock option grant up to a maximum of ten years from the date of grant. The exercise price may not be less than the fair market value on the grant date. In general, options vest or become exercisable over three years, provided that the employee has completed the specified continuous service requirement, or earlier if the employee dies or is permanently and totally disabled or retires or has their employment terminated under certain conditions. Beginning in 2005, we decreased the term of each stock option grant from ten to seven years from the date of grant.

Performance Shares

The Performance Share Plan provides long-term incentive compensation in the form of performance shares that appreciate in value based on two factors: (1) the market price of UnionBanCal’s common stock; and (2) performance as measured for 2005 grants by return on average common equity (a performance measure the Compensation Committee believes is closely linked to stockholder value creation) relative to our peer group.

For 2005, non-expatriate policy-making officers and Executive Vice Presidents received grants of performance shares which will be redeemed in cash three years after the date of grant. The value of a performance share is equal to the market price of UnionBanCal’s common stock. The 1997 UnionBanCal Corporation Performance Share Plan also permits the Compensation Committee, in its discretion, to provide for the payment of earned awards in cash and/or shares of UnionBanCal common stock issued under the Year 2000 UnionBanCal Corporation Management Stock Plan. Pursuant to the Performance Share Plan, the Compensation Committee sets performance goals and participants will only earn and be paid for performance shares upon the attainment of such performance goals. In addition, to receive payment the participant must have been an employee in good standing throughout the  performance period, although payment for performance shares may be made in the case of death, permanent disability, or retirement or involuntary termination under certain conditions.

The Compensation Committee retains the discretion to decrease, but not to increase, the number of performance shares actually earned by the named executive officers pursuant to the plan’s formula based on subjective factors. Therefore, the performance shares are deductible by UnionBanCal as performance-based compensation under Internal Revenue Code Section 162(m). For participants who are not named executive officers, the number of performance shares earned may be adjusted upward or downward based upon a subjective assessment of performance or other factors considered by the Compensation Committee. The number of performance shares actually earned at the end of the performance period will be based on UnionBanCal’s percentile ranking among its peer group in return on average common equity. In 2005, policy-making expatriate officers did not participate in this Plan.

This year’s proxy statement includes a proposal to approve the Amended and Restated Performance Share Plan. Please see Proposal II for more information.

Restricted Stock

In general, for 2005, non-employee Directors, Senior Vice Presidents and select Vice Presidents were eligible to receive restricted stock awards; other executives received such awards only on a select basis. In general, awards of restricted stock vest one year from the date of grant for non-employee Directors and in equal annual installments over four years from the grant date for employees, provided that the employee has completed the specified continuous service requirement, or earlier if the employee dies or is permanently and totally disabled or retires under certain grant, age and service conditions or has their employment terminated under certain conditions. Throughout the vesting, holders of restricted stock have the right to vote their restricted shares and to receive dividends.

What Other Benefits Do Executive Officers Receive?

Senior Vice Presidents and above are eligible to defer base salary and incentives for payment at a future date designated by the executive officers under the Union Bank of California Deferred Compensation Plan. Funds deferred under this Plan accrue interest based on the average Treasury Constant Maturities Rate, calculated quarterly based on a rolling average for the previous 12 months.

Selected executive officers, excluding policy-making expatriate officers, are also eligible for retirement benefits under supplemental plans designed to continue coverage amounts otherwise limited under the qualified plan. Executive officers may also be eligible for a very limited number of other benefits and perquisites, consisting of financial planning assistance, car allowances, and in very few cases, country clubs and luncheon clubs. In addition, certain expatriate named executive officers have use of a company car and, in some cases, a driver. These other benefits and perquisites do not extend into retirement, except financial counseling which continues for a limited period.

What Is Our Policy on Executive Ownership and Holding of Shares?

On November 17, 1999, UnionBanCal instituted stock ownership guidelines for its policy-making officers. Within the five-year compliance period, each non-expatriate policy-making officer is expected to own common stock with a market value of two times the officer’s annual salary. Each non-expatriate Vice Chairman is expected to own common stock with a market value of four times annual salary. Stock ownership under these guidelines includes (a) common stock owned personally or in trust for the benefit of these policy-making officers and non-expatriate Vice Chairmen; (b) vested shares held in any benefit plan, including any IRA; and (c) 50% of the embedded value of vested “in the money” stock options. Non-expatriate policy-making officers and non-expatriate Vice Chairmen were expected to comply with these ownership guidelines by November 17, 2004 or, in case of new policy-making officers or Vice Chairmen, within five years of the date of election or appointment. Each of the non-expatriate named executive officers has met the ownership guidelines as of December 31, 2005.

How Do We Determine Expatriate Officer Compensation?

In 2005, four of our named executive officers, Messrs. Morimura, Kanari, the former Chief Executive Officer, Shimura and Oka served as executive officers of UnionBanCal on rotational assignments from The Bank of Tokyo-Mitsubishi UFJ. The Bank of Tokyo-Mitsubishi UFJ, Ltd. Expatriate Pay Program incorporates a number of different elements, including overseas base salary, certain allowances, and tax gross up payments. The Compensation Committee takes the compensation policies of The Bank of Tokyo-Mitsubishi UFJ into account when determining the compensation of these expatriate officers. As a result, none of the expatriate officers were eligible to receive annual bonuses, restricted stock awards, stock option grants, or performance share awards. Some compensation for services rendered to UnionBanCal is paid to the expatriate officers from The Bank of Tokyo-Mitsubishi UFJ and reimbursed by UnionBanCal to The Bank of Tokyo-Mitsubishi UFJ under a service agreement. This reimbursed compensation received by our named executive officers is included in the Summary Compensation Table above. The Bank of Tokyo-Mitsubishi UFJ, Ltd. Expatriate Pay Program is partly a Japanese Yen based system and, as a result, exchange rate fluctuations may yield differing dollar denominated compensation levels from year to year.

How Do We Determine Chief Executive Officer Compensation?

Mr.  Morimura’s base salary is determined and approved by the Compensation Committee, taking into account The Bank of Tokyo-Mitsubishi UFJ, Ltd. Expatriate Pay Program, which the Compensation Committee reviews in comparison with peer bank chief executive officer compensation. Mr. Morimura’s compensation is therefore indirectly related to the performance of UnionBanCal from year to year. In 2005, Mr. Morimura was ineligible for annual bonuses, restricted stock awards, stock option grants, or performance share awards generally available to peer bank chief executive officers and to non-expatriate officers. However, the Compensation Committee believes that Mr. Morimura’s past performance and his long-term relationship with The Bank of Tokyo-Mitsubishi UFJ demonstrate ample motivation, notwithstanding his ineligibility for these compensation programs.

Is Our Compensation Deductible?

Section 162(m) of the Internal Revenue Code limits the tax deductibility by UnionBanCal of certain compensation in excess of $1 million paid to the chief executive officer of UnionBanCal or the other four most highly compensated officers. However, performance-based compensation that satisfies the requirements of Section 162(m) is deductible.

Stock options granted under the Year 2000 UnionBanCal Corporation Management Stock Plan are performance-based and deductible by UnionBanCal under Internal Revenue Code Section 162(m). Awards under the 1997 UnionBanCal Corporation Performance Share Plan and under the Union Bank of California Senior Management Bonus Plan also qualify as performance-based compensation and are deductible. To qualify as performance-based, both the 1997 UnionBanCal Corporation Performance Share Plan and the Senior Management Bonus Plan must be approved by stockholders periodically. Both of these plans were last approved on April 25, 2001, and amendments to the 1997 UnionBanCal Corporation Performance Share Plan were approved on April 28, 2004. Awards under the Union Bank of California Senior Executive Bonus Plan, which was approved by the Board of Directors in March 2006, will also qualify as performance-based compensation and be deductible if that plan is approved by the stockholders. The Union Bank of California Senior Executive Bonus Plan will replace the current Senior Management Bonus Plan for executives who may be subject to Section 162(m) going forward. The Amended and Restated 1997 UnionBanCal Corporation Performance Share Plan and the Union Bank of California Senior Executive Bonus Plan are submitted for stockholder approval in this proxy statement. Grants of restricted stock under the Year 2000 UnionBanCal Corporation Management Stock Plan are not considered performance-based and are therefore not deductible if the $1 million annual limit is exceeded.

The Compensation Committee intends to establish and administer executive officer compensation programs that are deductible to UnionBanCal. However, the Compensation Committee may award compensation from time to time that is not fully tax deductible if the Compensation Committee determines that such award is consistent with its philosophy and in the best interests of UnionBanCal and its stockholders.

EXECUTIVE COMPENSATION &
BENEFITS COMMITTEE
Richard D. Farman, Chairman
L. Dale Crandall
Michael J. Gillfillan
J. Fernando Niebla

COMMON STOCK PERFORMANCE GRAPH

The following Common Stock Performance Graph compares the yearly percentage change, on a dividend reinvested basis, in the cumulative total stockholder return on UnionBanCal common stock with the cumulative total return of the Standard & Poor’s 500 Stock Index and the KBW Banks Index, published by Keefe, Bruyette & Woods, Inc., for the five-year period commencing December 31, 2000. The stock price performance depicted in the Performance Graph is not necessarily indicative of future price performance.

UnionBanCal Corporation—Comparison of Five Year Cumulative Total Return(1)

(1)          Assumes $100 invested on December 31, 2000, in UnionBanCal common stock, S&P 500 Index and KBW Banks Index and reinvestment of all quarterly dividends.

II. APPROVAL OF THE AMENDED AND RESTATED
1997 UNIONBANCAL PERFORMANCE SHARE PLAN

The Performance Share Plan was initially approved by the UnionBanCal stockholders on May 28, 1997, re-approved on April 25, 2001 and amended by the stockholders on April 28, 2004. UnionBanCal is seeking approval of the Amended and Restated Performance Share Plan, as recently amended by the Board of Directors of UnionBanCal, in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and implementing regulations. The Amended and Restated Performance Share Plan has been amended by the Board of Directors, subject to stockholder approval, to add specific potential performance measures for determining awards. The amendments do not change the number of performance shares subject to the Plan or change the designation or class of persons eligible to receive awards under the Plan. A copy of the Amended and Restated Performance Share Plan, as approved by the Board of Directors on March 3, 2006, is attached to this proxy statement as Appendix A.

Purpose of the Plan.

Section 162(m) of the Code has the effect of eliminating a federal income tax deduction for annual compensation in excess of $1 million paid by UnionBanCal (or Union Bank of California) to any officer required to be named in the summary compensation table in the proxy statement each year unless that compensation is paid on account of attainment of one or more “performance-based” goals. One requirement for compensation to be performance-based is that compensation is paid or distributed pursuant to a plan that has been approved by the stockholders every five years. Non-expatriate executive officers named in the Summary Compensation Table are eligible to participate in the Performance Share Plan. Approval of the Amended and Restated Performance Share Plan will commence a new five-year period as provided for by the Code.

Summary of the Amendments.

The Executive Compensation & Benefits Committee has recommended to the Board of Directors and the Board has approved amendments to the Plan, subject to stockholder approval, designed to add specific performance measures for determining awards under the Plan. Under the terms of the Amended and Restated Performance Share Plan, performance shares are earned based on UnionBanCal’s financial or shareholder return performance results relative to pre-established goals (which may include performance relative to certain peer banks) during the respective performance cycle. These specific performance measures under the Plan now include: income (before or after tax, change in loan loss provision, the effect of acquisitions or discontinued operations, the cumulative effect of accounting changes, or extraordinary or non-recurring items), return on average equity (with income based on the above measures), earnings per share or total shareholder returns.

Summary of the Plan.

The Amended and Restated Performance Share Plan provides a means for employees of UnionBanCal and its subsidiaries to earn long-term incentives. The Executive Compensation & Benefits Committee is comprised of four independent Directors and administers this Plan. Target awards under the Performance Share Plan may be granted for an aggregate of not more than 2,600,000 performance shares. Forfeited shares become available again for target awards. As of December 31, 2005, 144,500 target awards were outstanding and 2,193,383 were available for grants.

Each participant is granted a target award at the beginning of a performance cycle, which consists of three consecutive fiscal years. No participant may be granted more than 60,000 target awards in any fiscal year. The size of the target award (number of performance shares) is based on position level, desired pay positioning, other long-term incentive grants and other factors considered by the Executive

Compensation & Benefits Committee. Based on UnionBanCal’s performance, participants may earn from zero to two times the target awards. Performance shares are earned based on UnionBanCal’s financial or shareholder return performance results relative to pre-established goals (which may include performance relative to certain peer banks) during the respective performance cycle. Within the first 90 days of each performance cycle, the Executive Compensation & Benefits Committee establishes the specific performance measure or measures to be used and the schedule for calculating the number of performance shares (as a multiple of the target award) actually earned. Participants earn performance shares only upon the attainment of the performance goals established by the Executive Compensation & Benefits Committee. Specific performance measures may include: income (before or after tax, change in loan loss provision, the effect of acquisitions or discontinued operations, the cumulative effect of accounting changes, or extraordinary or non-recurring items), return on average equity (with income based on the above measures), earnings per share or total shareholders returns. If extraordinary events occur during a performance cycle which alter the basis upon which the performance measurement(s) is calculated, such calculation may be adjusted, with the Executive Compensation & Benefits Committee’s approval, to exclude the effect of these events. However, the Executive Compensation & Benefits Committee may not increase the amount of compensation payable that would otherwise be due upon attainment of the goals unless the adjustment was made pursuant to the pre-established performance measure definition.

Eligible participants must be employed through the end of a performance cycle in order to receive an award. At the discretion of the Executive Compensation & Benefits Committee, payments are payable in cash and/or shares of UnionBanCal common stock issued under the Year 2000 UnionBanCal Corporation Management Stock Plan, as if each performance share were the equivalent of one share of UnionBanCal common stock. In the case of retirement, death or permanent disability or involuntary termination under certain conditions after the first nine months of the performance cycle, participants (or their beneficiary or estate in the event of death) will be eligible to receive payment for performance shares. The Executive Compensation & Benefits Committee also has the discretion to authorize continued participation, proration or early distribution of earned awards which would otherwise be forfeited.

The Board may at any time amend, suspend or terminate the Performance Share Plan; provided, however, the Board cannot amend the Performance Share Plan, without approval of UnionBanCal’s stockholders, to increase the aggregate number of performance shares subject to the Performance Share Plan, to increase the per participant limitation on target awards, to change the designation or class of persons eligible to receive target awards under the Performance Share Plan or in any other respect to the extent stockholder approval would be required under Section 162(m) of the Code.

The affirmative vote of a majority of the shares of UnionBanCal common stock represented and entitled to vote at the meeting is needed to approve the Amended and Restated Performance Share Plan.

The Board of Directors recommends that the stockholders vote FOR the proposal to approve the Amended and Restated Performance Share Plan.

III. APPROVAL OF UNION BANK OF CALIFORNIA
SENIOR EXECUTIVE BONUS PLAN

UnionBanCal is seeking approval of the new Union Bank of California Senior Executive Bonus Plan in accordance with Section 162(m) of the Code and implementing regulations to replace the current Senior Management Bonus Plan for executives who may be subject to Section 162(m) going forward. The Senior Management Bonus Plan was adopted by the Board of Directors on May 28, 1997 and was approved by the stockholders on April 25, 2001. The Senior Management Bonus Plan will continue to be used for officers not covered by the new Senior Executive Bonus Plan. The Executive Compensation & Benefits Committee has adopted a policy that officers receiving awards under the new Senior Executive Bonus Plan will not be eligible for awards under the existing Senior Management Bonus Plan. A copy of the Senior Executive

Bonus Plan, as approved by the Board of Directors on March 3, 2006, is attached to this proxy statement as Appendix B.

Purpose of the Plan

Section 162(m) of the Code has the effect of eliminating a federal income tax deduction for annual compensation in excess of $1 million paid by UnionBanCal (or Union Bank of California) to any officer required to be named in the summary compensation table in the proxy statement each year unless that compensation is paid on account of attainment of one or more “performance-based” goals. One requirement for compensation to be performance-based is that compensation is paid or distributed pursuant to a plan that has been approved by the stockholders. The purpose of the Senior Executive Bonus Plan is to preserve for UnionBanCal the federal income tax deductibility of incentive compensation earned by the senior officers named in the summary compensation table in the proxy statement each year.

The Senior Executive Bonus Plan is consistent with UnionBanCal’s emphasis on performance-based compensation and its current compensation philosophy. Moreover, the Senior Executive Bonus Plan reflects UnionBanCal’s belief in the need to (a) recruit, motivate and retain senior officers through compensation and benefits that are competitive with those of a peer group of banks and (b) enhance stockholder value by aligning incentive compensation of senior officers with corporate performance and achieving business objectives and, to the extent possible, by preserving tax-deductibility of senior officer compensation.

Summary of the Plan

The Senior Executive Bonus Plan will be administered by the Executive Compensation & Benefits Committee of the Board of Directors, which is composed of four independent Directors. Eligible participants will include non-expatriate executive officers as designated by the Executive Compensation & Benefits Committee. Such designation is based on the individual’s potential inclusion as a named executive officer in the summary compensation table of UnionBanCal’s proxy statement for its annual meeting of stockholders, and thus subject to Section 162(m) of the Code. Executives not participating in this plan will continue to participate in the Senior Management Bonus Plan, as described in the Executive Compensation & Benefits Committee Report on Executive Compensation set forth elsewhere in this proxy statement.

Determination of Awards.   Awards under the Senior Executive Bonus Plan will be made each year from a performance award fund, which for each designated officer shall be equal to 0.3% of UnionBanCal’s income before tax, excluding discontinued operations and extraordinary items, for that fiscal year determined in accordance with generally accepted accounting principles. The Executive Compensation & Benefit Committee has the right to reduce any participant’s actual award as described below. Notwithstanding the foregoing, the maximum award payable to any one participant in any one year under the Senior Executive Bonus Plan will be $5 million.

The Executive Compensation & Benefits Committee may reduce, but not increase, a participant’s award under the Senior Executive Bonus Plan based on such factors as the Executive Compensation & Benefits Committee may deem relevant. In considering the actual bonus to award to each participant at the end of each year, the Executive Compensation & Benefits Committee will continue to consider the performance of UnionBanCal in relation to its financial plan for the year and the performance of the peer banks, various strategic factors, the target incentive established for each participant in relationship to compensation at the peer banks for similar positions and the actual performance of the participant.

Administration.   The Executive Compensation & Benefits Committee administers the Senior Executive Bonus Plan and has the authority to interpret the plan.

Eligible participants must be employed by Union Bank of California or its subsidiaries through the end of a performance year in order to receive a bonus award payment. In the case of retirement, death, permanent disability or exceptional circumstances, payment may be approved at the sole discretion of the Executive Compensation & Benefits Committee. Individual awards earned under the Plan are made in cash. Award payments are made within two and one-half months after the end of the applicable fiscal year. The Board may at any time amend, suspend or terminate the Plan, subject to stockholder approval to the extent required under Section 162(m).

The affirmative vote of a majority of shares of UnionBanCal common stock represented and entitled to vote at the meeting is needed to approve the Senior Executive Bonus Plan.

The Board of Directors recommends that stockholders vote FOR the proposal to approve the Senior Executive Bonus Plan.

IV. RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Stockholders will also vote at the annual meeting to ratify the selection by the Audit Committee of Deloitte & Touche LLP, certified public accountants, as the independent registered public accounting firm of UnionBanCal for 2006. Deloitte & Touche LLP or its predecessors have examined the financial statements of UnionBanCal each year since 1996. Arrangements have been made for a representative of Deloitte & Touche LLP to attend the annual meeting. The representative will be available to answer appropriate questions and to make a statement if he or she wishes.

Audit Fees

The following is a description of the fees billed to UnionBanCal by Deloitte & Touche LLP for each of the last two fiscal years. All fees for 2004 and 2005 were approved by the Audit Committee.

	2005	2004
Audit Fees(1)	$2,908,040	$2,877,448
Audit-Related Fees(2)	626,848	319,700
Tax Fees(3)	207,440	72,478
All Other Fees(4)	—	2,390
Total	$3,742,328	$3,272,016

(1)          Audit fees relate to services rendered in connection with the annual audit of UnionBanCal’s consolidated financial statements, quarterly reviews of financial statements included in UnionBanCal’s quarterly reports on Form 10-Q, fees for consultation on new accounting and reporting requirements and SEC registration statement services, and the attestation assessment related to management’s assertions on the effectiveness of the company’s financial reporting controls, as required by Section 404 of the Sarbanes-Oxley Act. For 2005, this also included audit test work related to the sale of UnionBanCal’s international correspondent banking business and discontinued operations.

(2)          Audit-related fees relate to assurance and related services that are reasonably related to the performance of the audit or review of UnionBanCal’s financial statements and are not included in Audit Fees. For 2005 and 2004, this included fees for services provided in connection with service auditors reports and audits of employee benefit plans. For 2005, the overall cost of providing the Statements on Auditing Standards No. 70 reports for Union Bank of California’s trust business increased.

(3)          Tax fees include fees for tax compliance, tax advice, and tax planning services. For 2005 and 2004, fees related to tax compliance and preparation were $67,415 and $64,653, respectively, and fees related to tax advice and planning were $130,000 and $7,825, respectively. For 2005, this also included tax advice related to the sale of UnionBanCal’s international correspondent banking business and discontinued operations.

(4)          All other fees include all other fees for products and services provided by Deloitte & Touche LLP, not included in one of the other categories. For 2004, these fees included services in connection with insurance claims arising out of the terrorist attacks of September 11, 2001.

The Audit Committee also considered whether the provision of the services other than audit services is compatible with maintaining Deloitte & Touche LLP’s independence. All of the services described above were approved by the Audit Committee in accordance with the following policy.

Pre-approval of Services by Deloitte & Touche LLP

The Audit Committee has adopted a policy for pre-approval of audit and permitted non-audit services by Deloitte & Touche LLP. The Audit Committee will consider annually and, if appropriate, approve the provision of audit services by its independent registered public accounting firm and consider and, if appropriate, pre-approve the provision of certain defined audit and non-audit services; provided, however, that:

•       the pre-approval request must be detailed as to the particular services to be provided;

•       the pre-approval may not result in a delegation of the Audit Committee’s responsibilities to the management of UnionBanCal; and

•       the pre-approved services must be commenced within six months of the Audit Committee’s pre-approval decision.

The Audit Committee will also consider on a case-by-case basis and, if appropriate, approve, specific engagements that are not otherwise pre-approved.

Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, to the Audit Committee Chair. The Chair reports any specific approval of services at the Audit Committee’s next regular meeting. The Audit Committee regularly reviews summary reports detailing all services being provided by its independent registered public accounting firm.

Vote Required

The affirmative vote of a majority of the shares of UnionBanCal common stock represented and entitled to vote at the meeting is needed to ratify the selection of the independent registered public accounting firm.

The Board of Directors recommends that stockholders vote FOR the proposal to ratify the selection of the independent registered public accounting firm.

STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

UnionBanCal’s Bylaws govern the submission of nominations for Director or other business proposals that a stockholder wishes to have considered at a meeting of stockholders, but which are not included in UnionBanCal’s proxy statement for that meeting. Under the Bylaws, nominations for Director or other business proposals to be addressed at UnionBanCal’s next annual meeting may be made by a stockholder entitled to vote who has delivered a notice to the Secretary of UnionBanCal Corporation, 400 California Street, San Francisco, CA 94104-1302, no later than November 27, 2006. However, if the date of the 2007 annual meeting is set more than 30 days from the date of this year’s meeting, the notice must be received by the Secretary of UnionBanCal not later than the close of business on the later of (1) 120 days prior to such annual meeting, or (2) 7 days after the day on which public announcement of the date of such meeting is first made. The notice must contain the information required by the Bylaws.

If a stockholder wishes to present a proposal to be included in UnionBanCal’s proxy statement for the 2007 annual meeting of stockholders, the proponent and the proposal must comply with the proxy proposal submission rules of the Securities and Exchange Commission. One of the requirements is that the proposal be received by UnionBanCal’s Secretary no later than November 27, 2006. Proposals received after that date will not be included in the proxy statement. Stockholders are urged to submit proposals by Certified Mail—Return Receipt Requested.

OTHER MATTERS

The Board of Directors does not know of any business to be presented for action at the annual meeting other than that set forth in the Notice of Annual Meeting of Stockholders. However, if other business properly comes before the meeting, the persons named in the accompanying form of proxy intend to vote on such matters in accordance with their judgment.

By order of the Board of Directors,

John H. McGuckin, Jr. Executive Vice President, General Counsel and Secretary
Dated March 27, 2006

APPENDIX A

AMENDED AND RESTATED 1997 UNIONBANCAL CORPORATION

PERFORMANCE SHARE PLAN

1.      Establishment, Purpose, General Description, and Definitions

(a)          The 1997 UnionBanCal Corporation (the “Company” or “UNBC”) Performance Share Plan, as amended and restated effective January 1, 2004 and further amended and restated as set forth herein effective March 3, 2006 (the “PSP” or the “Plan”).

(b)         The purpose of the Plan is to provide a means whereby employees of UNBC and its Subsidiaries may be given an opportunity to earn long term incentive awards (“Performance Shares”). The objectives of providing this incentive award opportunity include:

(1)          focusing Participants on financial or shareholder return performance measures that result in the creation of shareholder value;

(2)          rewarding Participants commensurate to the Company’s financial performance versus pre-established goals (including performance relative to Peer Banks);

(3)          rewarding Participants for longer term, sustained financial or shareholder return performance;

(4)          providing an appropriate risk orientation within the overall compensation program;

(5)          providing compensation levels consistent with the desired competitive positioning, commensurate with financial performance;

(6)          emphasizing team (i.e., Company) performance results; and

(7)          linking the value of incentive awards to the price of UNBC stock.

(c)          Each Participant will be granted a Target Award pursuant to Section 6 of the Plan at the beginning of each Performance Cycle, based upon position level, desired pay positioning, other long term incentive grants, and other considerations deemed pertinent by the Committee. Each Participant may earn from zero times to two times the Target Award pursuant to Section 7 of the Plan, based upon the Company’s performance. Once the Target Awards are earned by the Participant, they shall be referred to as Earned Awards. The value payable to the Participants for their Earned Awards is set forth in Section 9 of the Plan.

(d)         Definitions include:

(1)          Average Price refers to the average month end closing price of UNBC Common Stock for the six months immediately preceding the end of a Performance Cycle (i.e., July through December), as published in the west coast edition of the Wall Street Journal.

(2)          Board refers to UNBC’s Board of Directors.

(3)          Code refers to the Internal Revenue Code of 1986, as amended. Reference in the Plan to any Section of the Code shall be deemed to include any amendments or successor provisions to such Section and any regulations under such Section.

(4)          Committee refers to the Executive Compensation and Benefits Committee of UNBC’s Board.

(5)          Common Stock refers to the Common Stock of UNBC.

(6)          Earned Award refers to the number of Performance Shares actually earned for a Performance Cycle under this Plan.

(7)          Employee refers to any common law employee of UNBC or its Subsidiaries except:  (1) any independent contractor retained to perform services for UNBC or its Subsidiaries, including consultants; and (2) any person who provides services to UNBC or its Subsidiaries pursuant to an agreement between UNBC or its Subsidiaries and any other person or organization.

(8)          Outside Director refers to a member of the Board who qualifies as an “outside director” as such term is used in Section 162(m) of the Code and defined in any applicable Treasury regulations promulgated thereunder.

(9)          Named Executive Officer refers to one of the five highest paid executive officers, including the Chief Executive Officer, whose compensation is reflected in the Summary Compensation Table in the Company’s annual proxy statement, pursuant to Securities and Exchange Commission disclosure requirements.

(10)   Participant refers to a recipient of a Target Award.

(11)   Peer Banks (“Peers”) refers to the group of bank and bank holding companies designated by the Committee for use in comparing UNBC’s performance for purposes of this Plan. From time to time, the Committee may deem it necessary to revise the composition of the Peer Banks.

(12)   Performance Cycle (“Cycle”) refers to a period of time consisting of three consecutive fiscal years.

(13)   Performance Share refers to an award unit.

(14)   Performance Share Agreement refers to a written agreement between UNBC and a Participant with respect to a Target Award.

(15)   Subsidiaries refers to subsidiary corporations, as defined in Section 424(f) of the Code (but substituting “UNBC” for “employer corporation”), including Subsidiaries of UNBC which become such after the adoption of the Plan.

(16)   Target Award refers to a Performance Share grant made pursuant to the Plan.

2.      Administration of the Plan

(a)          The Plan shall be administered by the Executive Compensation and Benefits Committee (the “Committee”) of UNBC’s Board of Directors (the “Board”), which shall be composed as hereinafter set forth in Section 2(b).

(b)         The Committee shall consist solely of not less than two Outside Directors elected by the Board. The Board may from time to time increase (and thereafter may decrease) the size of the Committee, elect or remove members thereto (with or without cause) and fill any vacancies however created; provided, however, that the minimum number of members on the Committee must be two.

(c)          The Committee shall meet at such times and places and upon such notice as the Committee’s Chair determines. A majority of the Committee shall constitute a quorum. Any acts by the Committee may be taken at any meeting at which a quorum is present and shall be by majority vote of those members entitled to vote.

(d)         The Committee shall determine which Employees of UNBC or its subsidiaries shall be granted awards under the Plan, the timing of such awards, the terms thereof and the number of Performance Shares subject to each award.

(e)          The Committee shall have the sole authority, in its absolute discretion, to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Plan, to construe and interpret the Plan, its rules and regulations, and the instruments evidencing awards granted under the Plan, and to make all other determinations deemed necessary or advisable for the administration of the Plan. All decisions, determinations and interpretations of the Committee shall be binding on all Participants.

3.      Performance Shares Subject to the Plan

(a)          Target Awards may be granted under the Plan to Participants for an aggregate of not more than 2,600,000 Performance Shares. Performance Shares that are forfeited shall again be available for Target Awards under the Plan.

(b)         The maximum number of Performance Shares with respect to which the Committee may grant Target Awards during any fiscal year to any Participant shall not exceed 60,000.

(c)          If there is any change in the Company’s Common Stock through merger, consolidation, reorganization, recapitalization, reincorporation, stock split, stock dividend (in excess of 2%), or other change in the corporate structure of UNBC, the Board and the Committee shall make appropriate adjustments in order to preserve but not to increase the benefits to the Participants, including adjustments in:

(1)          the aggregate number of Performance Shares subject to the Plan;

(2)          the maximum number of Performance Shares that may be awarded to any Participant during any fiscal year; and,

(3)          the number and value of Performance Shares subject to outstanding Target Awards.

4.      Eligibility

Persons who shall be eligible to have Target Awards granted to them shall be such Employees as the Committee, in its discretion, shall designate from time to time. A Participant may be granted a pro rata Target Award for a Performance Cycle which has already begun, provided that participation begins before the start of the final fiscal year of the Cycle.

5.      Performance Cycles

A new Performance Cycle begins at the start of each Company fiscal year and continues until the end of the third consecutive fiscal year.

6.      Target Award

Each Participant will be granted a Target Award at the beginning of each Performance Cycle. The size of the Target Award (i.e., the number of Performance Shares granted) is based on position level, desired pay positioning, other long term incentive grants, and any other considerations deemed pertinent by the Committee. Participants may earn from zero times to two times the Target Award based on UNBC’s performance, as described in Section 7.

7.      Performance Measurement and Earning of Awards

(a)          Performance Shares are earned based on UNBC’s financial or shareholder return performance results relative to pre-established goals (which may include performance relative to the Peer

Banks) during the respective Performance Cycle. Within the first 90 days of each Performance Cycle, the Committee shall establish the specific performance measure or measures to be used and the schedule for calculating the number of Performance Shares (as a multiple of the Target Award) actually earned. Performance measures may include income (before or after tax, change in loan loss provision, the effect of acquisitions or discontinued operations, the cumulative effect of accounting changes, or extraordinary or non-recurring items), Return on Average Equity (with income based on the above measures), Earnings Per Share or Total Shareholder Returns. Each performance measure will be established versus pre-established goals (which may include performance relative to Peer Bank results). Participants will earn Performance Shares only upon the attainment of the performance goals established by the Committee, except as provided in Sections 7(b) and 7(c). In addition, prior to the payment for Earned Awards, the Committee will certify in its approved minutes that the performance goals were in fact met.

(b)         For Named Executive Officers of the Company, the number of Performance Shares earned is determined solely on the basis of Company performance and shall not exceed two times the Target Award, except that the Committee, in its discretion, may decrease the number of Performance Shares actually earned.

(c)          For Participants other than Named Executive Officers, the Committee, in its discretion, may decrease or increase the number of Performance Shares actually earned based on performance or other factors it deems appropriate.

8.      Extraordinary Events

If extraordinary events occur during a Performance Cycle which alter the basis upon which the performance measurement(s) is calculated, such calculation may be adjusted, with the Committee’s approval, to exclude the effect of these events. Events warranting such action may include, but are not limited to, major acquisitions or divestitures, significant changes in accounting practices, or a recapitalization of the Company. Notwithstanding the foregoing, the Committee shall not have the discretion to increase the amount of compensation payable to a Named Executive Officer that would otherwise be due upon attainment of the goals unless the adjustment was made pursuant to the pre-established performance measure definition.

9.      Value and Payment of Earned Awards

The value payable to a Participant in cash shall equal the Earned Award multiplied by the Average Price. Payment shall be made within two and one-half months following the end of the Performance Cycle, either in cash or shares or as a credit to the Participant’s account if deferred under a Company sponsored deferral plan. Alternatively, the Committee may provide in the Performance Share Agreement for the payment of all or part of the Earned Award in shares of common stock of the Company, pursuant to the Year 2000 UnionBanCal Corporation Management Stock Plan.

10.   Withholding

The Company or its Subsidiaries shall, to the extent required by law, have the right to deduct from payments of any kind otherwise due to the recipient the amount of any federal, state or local taxes required by law to be withheld with respect to the amounts earned under the Plan.

11.   Termination of Employment

Termination of employment with the Company or its Subsidiaries prior to the end of the Performance Cycle for any reason (whether voluntary or involuntary) shall result in forfeiture of all opportunity to receive an Earned Award under the Plan, subject to the following exceptions. In the event of termination by reason of death, Permanent Disability, or Retirement, the Participant (or the

Participant’s beneficiary or estate in the event of death) will be eligible to receive a pro rata Earned Award based on the time employed during the Performance Cycle, rounded to the nearest complete month. Payment of pro rata Earned Awards shall be governed by all other applicable provisions of this Plan.

Notwithstanding these or any other provisions of the Plan, the Committee may, in its sole discretion, authorize continued participation, proration, or early distribution (or a combination thereof) of Earned Awards which would otherwise be forfeited.

12.   Designation of Beneficiaries

A Participant may designate a beneficiary or beneficiaries to receive, in the event of the Participant’s death, all or part of the amounts to be distributed to the Participant under the Plan. A designation of beneficiary may be replaced by a new designation or may be revoked by the Participant at any time. A designation or revocation shall be on a form to be provided for such purpose and shall be signed by the Participant and delivered to the Company prior to the Participant’s death. Any amount that is distributable to a Participant upon death and is not subject to such a designation shall be distributed to the Participant’s estate. If there shall be any question as to the legal right of any beneficiary to receive a distribution under the Plan, the amount in question may be paid to the estate of the Participant, in which event the Company shall have no further liability to anyone with respect to such amount.

13.   Employee Rights

A Participant may not assign or transfer his or her rights under the Plan, except as expressly provided under the Plan, and any attempt to do so will invalidate those rights.

No Employee has a claim or right to be a Participant in the Plan, to continue as a Participant, or to be granted Target Awards under the Plan. The Company and its Subsidiaries are not obligated to give uniform treatment to Participants. Participation in the Plan does not give a Participant the right to be retained in the employment of the Company or its Subsidiaries, nor does it imply or confer any other employment rights. Nothing contained in the Plan will be construed to create a contract of employment with any Participant. Nothing contained in the Plan will be deemed to require the Company or its Subsidiaries to deposit, invest or set aside amounts for the payments of any Earned Awards, nor will anything be deemed to give any Participant any ownership, security, or other rights in any assets of the Company or its Subsidiaries.

14.   Amendment, Suspension or Termination of the Plan

(a)          The Board may at any time amend, suspend or terminate the Plan as it deems advisable; provided, however, that the Board shall not amend the Plan in the following respects without the consent of UNBC’s shareholders then sufficient to approve the Plan in the first instance:

(1)          to increase the aggregate number of Performance Shares subject to the Plan;

(2)          to increase the maximum number of Performance Shares with respect to which a Participant may receive a Target Award as provided in Section 3(b) above;

(3)          to change the designation or class of persons eligible to receive Target Awards under the Plan; or

(4)          in any other respect to the extent shareholder approval would be required under Section 162(m) of the Code.

(b)         No Target Award may be granted during any suspension or after the termination of the Plan, and no amendment, suspension or termination of the Plan shall, without the Participant’s consent, alter or impair any rights or obligations under any Award previously made under the Plan.

(c)          Upon a termination of the Plan, UNBC or the Committee may authorize the surrender by a Participant of all or part of a Target Award and authorize a payment in consideration therefor. The payment received by the Participant shall not be considered remuneration for services performed by the Participant under Section 162(m) of the Code.

15.   Applicable Law and Validity

The Plan shall be governed by and construed in accordance with the laws of the State of California and the Code. In the event any provision of the Plan is held invalid, void, or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of the Plan. The Plan shall be interpreted to be in compliance with the requirements under Section 162(m) of the Code and all applicable Treasury Regulations promulgated thereunder so that payments of Earned Awards to Named Executive Officers under the Plan will be treated as “Performance Based Compensation” as such term is used in Section 162(m)(4)(C) of the Code. To the extent that any provision in the Plan would cause the payment of Earned Awards to Named Executive Officers not to be treated as “Performance Based Compensation” under Section 162(m)(4)(C) of the Code, such provision will be stricken from the Plan, and the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated.

APPENDIX B

UNION BANK OF CALIFORNIA SENIOR EXECUTIVE BONUS PLAN

1.                 Purpose

The purposes of the Union Bank of California Senior Executive Bonus Plan (the “Plan”) are to provide a reward and an incentive to the senior executive officers of UnionBanCal Corporation (the “Company”) or its subsidiary corporations (as such term is defined in Section 424(f) of the Code), who have contributed and in the future are likely to contribute to the success of the Company, to enhance the Company’s ability to attract and retain outstanding persons to serve as its senior executive officers and to preserve for the Company the benefit of federal income tax deductions with respect to annual incentive compensation paid to senior executive officers.

2.                 Definitions

(a)   Applicable Earnings.   For any fiscal year, the income before tax and excluding discontinued operations and extraordinary items of the Company, all as defined by or determined in accordance with generally accepted accounting principles.

(b)   Board of Directors.   The Board of Directors of the Company.

(c)   Code.   The Internal Revenue Code of 1986, as amended from time to time.

(d)   Committee.   The Executive Compensation & Benefits Committee designated by the Board of Directors from among its members who are not eligible to receive an award under the Plan, and which shall be composed exclusively of two or more “outside directors” within the meaning of Section 162(m) of the Code and applicable regulations thereunder.

(e)   Performance Award Fund.   An incentive compensation amount for each Covered Officer for each fiscal year in which the Plan is applicable from which final awards may be made under the Plan, which shall be equal to 0.3% of the Applicable Earnings for that fiscal year.

(f)   Covered Officers.   Senior executives who are designated by the Committee as participants in the Plan for a given fiscal year, based on their potential to be included as a named executive officer in the Company’s proxy statement for its annual meeting of stockholders and thus subject to Section 162(m) of the Code.

3.                 Determination of Applicable Earnings and Performance Award Fund; Allocation of Potential Awards

(a)   After the end of each fiscal year, the Company shall compute the Applicable Earnings and the amount of the Performance Award Fund for each Covered Officer for that year. Those computations shall be reported to the Board of Directors, the Committee and other committees, as appropriate.

(b)   The Performance Award Fund for each Covered Officer for each fiscal year’s potential awards shall be equal to 0.3% of Applicable Earnings for that year. Notwithstanding the above, the maximum award payable to any Covered Officer for any one fiscal year under this Plan shall be $5,000,000.

4.                 Awards

(a)   After the computations and reports prescribed under Section 3(a) have been made, the Committee shall determine the amount, if any, of each Covered Officer’s Performance Award Fund for that fiscal year pursuant to Section 3(b) and will determine the amount of the actual award. The Committee may determine from time to time the form, terms and conditions of awards.

(b)   Without limiting the generality of Section 4(a) the Committee may, in its sole discretion, reduce the amount of any award made to any Covered Officer from the amount determined pursuant to Section 3(b), taking into account such factors as it deems relevant, including without limitation: (i) the Applicable Earnings; (ii) the financial performance of the Company for the year in relation to its plans and to the financial performance of the Company’s peer banks; (iii) significant strategic events during the year; (iv) its subjective assessment of each Covered Officer’s overall performance for the year; and (v) target incentives established for each position in relation to compensation practices at peer banks. The Committee shall determine the amount of any reduction in a Covered Officer’s award on the basis of the foregoing and other factors it deems relevant and shall not be required to establish any allocation or weighting formula with respect to the factors it considers. In no event shall any Covered Officer’s award under the Plan exceed the amount of the Performance Award Fund for that Covered Officer, or, if less, $5,000,000.

(c)   Amounts allocated but not actually awarded to a Covered Officer may not be reallocated to other Covered Officers or utilized for awards in respect of other years.

(d)   The Company shall promptly notify each person to whom an award has been made and pay the award in accordance with the determinations of the Committee. Payment shall be made in cash within two and one-half months after the end of the applicable fiscal year.

(e)   Termination of employment with the Company or its subsidiary corporations (as such term is defined in Section 424(f) of the Code) prior to the end of the fiscal year for any reason (whether voluntary or involuntary) shall result in forfeiture of all opportunity to receive an award under the Plan, subject to the following exceptions. In the event of termination by reason of death, retirement, permanent disability, or exceptional circumstances, the Covered Officer (or the Covered Officer’s estate in the event of death) may be eligible to receive a pro-rata award based on the time employed during the fiscal year, rounded to the next complete month. Payment of pro-rata awards shall be governed by all other applicable provisions of this Plan.

5.                 Finality of Determinations

The Committee shall have the power to administer and interpret the Plan. All determinations, interpretations and actions of the Committee and all actions of the Board of Directors under or in connection with the Plan shall be final, conclusive and binding upon all concerned. Any member of the Committee who, at the time of any proposed award or at the time an award is made, is not an “outside director” as defined for purposes of Section 162(m) of the Code shall abstain from, and take no part in, the action on the award.

6.                 Amendment of the Plan

The Board of Directors and the Committee shall each have the power, in its sole discretion, to amend, suspend or terminate the Plan at any time, except that:

(a)   No such action shall adversely affect rights under an award already made, without the consent of the person affected; and

(b)   Without approval of the Company’s stockholders, neither the Board of Directors nor the Committee shall: (1) amend the Plan in a manner that would require stockholder approval to qualify the awards hereunder as performance-based compensation under Section 162(m) of the Code; or (2) so modify the method of determining the Performance Award Fund as to increase materially the maximum amount that may be allocated to it.

7.                 Miscellaneous

(a)   The obligation to pay the bonuses awarded under the Plan shall at all times be an unfunded and unsecured obligation of the Company. Covered Officers shall have the status of general creditors and shall look solely to the general assets of the Company for the payment of their bonus awards.  The Company shall bear all expenses and costs in connection with the operation of the Plan.

(b)   The Union Bank of California Senior Management Bonus Plan, which is the Company’s current annual incentive compensation plan, will continue to be used for executives other the Covered Officers.

8.                 Effective Date

The Plan has been approved by the Board of Directors on March 3, 2006, and it is subject to approval by the Company’s stockholders. The Plan shall be submitted to the Company’s stockholders for approval at the annual meeting of stockholders to be held in 2006, and, (i) if approved by the stockholders shall be effective for 2006 or (ii) if not approved by the stockholders, no award may be paid under this Plan.

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MR A SAMPLE	000000000.000 ext
DESIGNATION (IF ANY)	000000000.000 ext
ADD 1	000000000.000 ext
ADD 2	000000000.000 ext
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C 1234567890 J N T

☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card	C0123456789	12345

A	Election of Directors		PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.
1. The Board of Directors recommends a vote FOR the listed nominees.						B		Other Matters
	For	Withhold		For	Withhold
The Board of Directors recommends a vote FOR Proposals 2, 3 and 4.
01 - Aida M. Alvarez	☐	☐	11 -Shigemitsu Miki	☐	☐			For	Against	Abstain

							Proposal 2. To approve the Amended and Restated 1997	☐	☐	☐
02 - David R. Andrews	☐	☐	12 - Takashi Morimura	☐	☐		UnionBanCal Corporation Performance Share Plan to
enable awards under the Plan to qualify as deductible,
performance-based compensation under Section 162 (m)
03 - L. Dale Crandall	☐	☐	13 - J. Fernando Niebla	☐	☐		of the Internal Revenue Code.	For	Against	Abstain

							Proposal 3. To approve the Union Bank of California Senior	☐	☐	☐
04 - Richard D. Farman	☐	☐	14 - Masashi Oka	☐	☐		Executive Bonus Plan to enable bonuses paid under the Plan
to qualify as deductible, performance-based compensation
under Section 162 (m) of the Internal Revenue Code.
05 - Stanley F. Farrar	☐	☐	15 - Tetsuo Shimura	☐	☐			For	Against	Abstain

							Proposal 4. To ratify the selection of UnionBanCal	☐	☐	☐
06 - Philip B. Flynn	☐	☐					Corporation’s independent registered public accounting firm,
Deloitte & Touche LLP, for 2006.

07 - Michael J. Gillfillan	☐	☐				C	Non Proposal

08 - Ronald L. Havner, Jr.	☐	☐				1.	Consent to Electronic Delivery: By marking this box, I consent to access		☐
future Annual Reports and Proxy Statements of UnionBanCal Corporation
electronically over the Internet. I understand that unless I request otherwise
09 - Norimichi Kanari	☐	☐					or revoke my consent. UnionBanCal Corporation will notify me when any such communications are available and how to access them. I understand that costs associated with the use of the Internet will be my responsibility. To
10 -Mary S. Metz	☐	☐					revoke my consent, I can contact UnionBanCal Corporation’s transfer agent,
Computershare Investor Services, at 1-877-588-4179.

						Please mark this box if you plan on attending the Annual Meeting.			☐

C	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Please sign EXACTLY as your name appears on your stock certificate and this proxy. Executors, administrators, trustees, guardians, attorneys, etc., should give their full title. If signer is a corporation, please give full corporate name and sign by a duly authorized officer, stating the officer’s title. If a partnership, please sign in partnership name by duly authorized person.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

/ /

1UPX	0078771

Proxy - UnionBanCal Corporation

Proxy Solicited by the Board of Directors

Annual Meeting of Stockholders

April 26, 2006

John Rice or Michelle Crandall, or either of them, each with the power of substitution, is hereby authorized to represent and to vote the Common Stock of the undersigned at the Annual Meeting of Stockholders of UnionBanCal Corporation, to be held at 8:30 a.m. (local time) on Wednesday, April 26, 2006, at the Mandarin Oriental Hotel, Library Room, 222 Sansome Street, San Francisco, California, or any adjournment or postponement as follows:

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS INDICATED ON THE REVERSE SIDE, BUT IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ON THE REVERSE SIDE, FOR PROPOSAL 2, 3 AND 4 AND WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT, IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES.

You may view UnionBanCal’s Proxy Statement and Annual Report to Stockholders on the Internet at www.uboc.com.

Telephone and Internet Voting Instructions

You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)	To vote using the Internet
• Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	• Go to the following web site: WWW.COMPUTERSHARE.COM/US/PROXY

• Follow the simple instructions provided by the recorded message.	• Enter the information requested on your computer screen and follow the simple instructions.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on Monday, April 24, 2006

THANK YOU FOR VOTING